Exhibit 10.12

EXECUTION VERSION

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO SCRIBE THERAPEUTICS INC. IF PUBLICLY DISCLOSED.

LICENSE AND COLLABORATION AGREEMENT

between

SCRIBE THERAPEUTICS INC.

and

PREVAIL THERAPEUTICS, INC.

Dated as of May 11, 2023

EXECUTION VERSION

i

EXECUTION VERSION

(continued)

EXECUTION VERSION

(continued)

EXECUTION VERSION

(continued)

Exhibit 10.12

EXECUTION VERSION

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO SCRIBE THERAPEUTICS INC. IF PUBLICLY DISCLOSED.

LICENSE AND COLLABORATION AGREEMENT

This License and Collaboration Agreement (this “Agreement”) is made and entered into as of May 11, 2023 (the “Effective Date”) by and between Scribe Therapeutics Inc. (“Scribe”), and Prevail Therapeutics, Inc., a Delaware corporation (“Prevail”). Scribe and Prevail are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Scribe owns and controls certain intellectual property rights with respect to CasX-based gene editing technologies;

WHEREAS, Prevail and its Affiliates have expertise in the research, development, manufacturing and commercialization of pharmaceutical products;

WHEREAS, the Parties wish to collaborate on certain activities aimed at research and development of Licensed Products (defined below) in accordance with the terms set forth below; and

WHEREAS, Scribe wishes to grant to Prevail, and Prevail wishes to obtain, exclusive licenses under certain of Scribe’s intellectual property rights to Exploit Licensed Products, in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the meanings set forth in this Article 1:

1.1. “Accounting Standards” means, with respect to a Party or any of its Affiliates or its or their Sublicensees, United States Generally Accepted Accounting Principles (“U.S. GAAP”), consistently applied.

1.2. “Acquirer” has the meaning set forth in Section 1.18.

1.3. “Additional Target” has the meaning set forth in Section 3.1.

1.4. “Additional Target Effective Date” has the meaning set forth in Section 3.1.

1.5. “Affiliate” means, with respect to any Person, any entity that, at the relevant time (whether as of the Effective Date or thereafter), directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person, for so long as such control exists. As used in this Section 1.5, “control” means: (a) to possess, directly or indirectly, the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities or by contract relating to voting rights or corporate governance; or (b) direct or indirect ownership of fifty percent (50%) (or such lesser percentage that is the maximum allowed to be owned by a foreign entity in a particular jurisdiction) or more of the voting share capital or other equity interest in such entity.

1.6. “Alliance Manager” has the meaning set forth in Section 2.12.

1.7. “Applicable Laws” means the applicable provisions of any and all federal, national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, guidelines or requirements, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, or permits of or from any court, arbitrator, Regulatory Authority, Governmental Authority, taxing authority, national securities exchange or exchange listing organization having jurisdiction over or related to the relevant subject item that may be in effect from time to time during the Term, including data protection and privacy laws.

1.8. “Background IP” means the Prevail Background IP and the Scribe Platform IP.

1.9. “Bayh-Dole Act” has the meaning set forth in Section 10.2.9.

1.10. “Biosimilar Application” has the meaning set forth in Section 9.10.6.

1.11. “BLA” means a Biologics License Application as described in 21 C.F.R. 601.2 or an equivalent application in any other applicable jurisdiction in the Territory.

1.12. “Business Day” means any day, other than any Saturday, Sunday, or any day that banks are authorized or required to be closed in Indianapolis, Indiana, New York, New York or San Francisco, California.

1.13. “Calendar Quarter” means each respective period of three (3) consecutive months ending on March 31, June 30, September 30, and December 31 of any calendar year.

1.14. “Candidate” has the meaning set forth in Section 2.6.

1.15. “Candidate Selection” has the meaning set forth in Section 2.6.

1.16. “Candidate Selection Critical Success Factors” has the meaning set forth in Section 2.3.

1.17. “CasX Editor” means a CRISPR-based gene editor comprising a [*].

1.18. “Change of Control” means, with respect to either Party: (a) the acquisition by a Third Party, in one transaction or a series of related transactions, of direct or indirect beneficial ownership of more than fifty percent (50%) of the outstanding voting equity securities of such Party; (b) a merger or consolidation involving such Party, as a result of which a Third Party acquires direct or indirect beneficial ownership of more than fifty percent (50%) of the voting power of the surviving entity immediately after such merger, reorganization or consolidation; or

(c) a sale of all or substantially all of the assets of such Party in one transaction or a series of related transactions to a Third Party; (d) the acquisition of majority control of the board of directors or equivalent governing body of such Party; (e) the acquisition of the ability to cause the direction of the management or allocation of corporate resources of such Party; or (f) the acquisition of all or substantially all of the assets of such Party related to the transactions contemplated by this Agreement;. The acquiring or combining Third Party in any of (a)-(f), and any of such Third Party’s Affiliates (whether in existence as of or at any time following the applicable transaction, but other than the acquired Party and its Affiliates as in existence prior to the applicable transaction or Affiliates the acquired Party controls after the applicable transaction) are referred to collectively herein as the “Acquirer”.

1.19. “Claim” has the meaning set forth in Section 11.1.1.

1.20. “CMO” means Contract Manufacturing Organization.

1.21. “Clinical Trial” means any human clinical trial of a pharmaceutical product including for clarity any post-Regulatory Approval clinical trial.

1.22. “Co-Funded Product” means, during the Cost-Sharing Term, a Licensed Product Directed To [*].

1.23. “Co-Funding Development and Commercialization Package” has the meaning set forth in Section 4.4.2.

1.24. “Co-Funding Development and Commercialization Plan” has the meaning set forth in Section 4.4.2.

1.25. “Code” has the meaning set forth in Section 13.7.

1.26. “Co-Funded Product Sharing Amounts” has the meaning set forth in Section 8.5.5(c).

1.27. “Combination Licensed Product” has the meaning set forth in Section 1.116.

1.28. “Commercial Milestone Event” has the meaning set forth in Section 8.3.2.

1.29. “Commercial Milestone Payment” has the meaning set forth in Section 8.3.2.

1.30. “Commercialization” means any and all activities related to the preparation for sale of, offering for sale of, or sale of a Licensed Product, including activities related to marketing, promoting, distributing, importing, pricing and recording sales of such Licensed Product. When used as a verb, “to Commercialize” and “Commercializing” mean to engage in Commercialization, and “Commercialized” has a corresponding meaning.

1.31. “Commercially Reasonable Efforts” of a Party means that level of efforts and resources commonly applied by such Party to carry out a particular task or obligation consistent with the general practice followed by such Party relating to other pharmaceutical compounds, products or therapies owned by it, or to which it has exclusive rights, [*]. For clarity, “Commercially Reasonable Efforts” shall be determined on an indication-by-indication, product-by-product, and country-by-country basis within the Territory, and it is anticipated that the level of effort for different indications, products and countries may differ and may change over time, reflecting changes in the status of the compound, product or therapy and the indications and country(ies) involved.

1.32. “Confidential Proprietary Information” has the meaning set forth in Section 12.1.1.

1.33. “Control” means, with respect to any Know-How, Regulatory Documentation, material, Patent, or other intellectual property right, possession of the right, whether directly or indirectly and whether by ownership, license, or otherwise (other than by any license granted under this Agreement), to grant a license, sublicense, or other right to or under such Know-How, Regulatory Documentation, material, Patent, or other intellectual property right as provided for herein without violating the terms of any agreement with any Third Party. Notwithstanding the foregoing, Scribe will be deemed to “Control” any Know-How, Regulatory Documentation, material, Patent or other intellectual property rights that do not constitute Enabling Technology by reason of (a) a Scribe Future In-License unless and until Prevail provides notice under Section 9.8 electing to receive a sublicense under such Scribe Future In-License; or (b) no Know-How, Regulatory Documentation, material, Patent or other intellectual property rights arising under an agreement set forth on Exhibit 1.33(b) shall be deemed Controlled by Scribe absent the Parties’ mutual written agreement.

1.34. “Cost-Sharing Option” has the meaning set forth in Section 5.1.

1.35. “Cost-Sharing Option Effective Date” has the meaning set forth in Section 5.3.

1.36. “Cost-Sharing Option Targets” has the meaning set forth in Section 5.1.

1.37. “Cost-Sharing Requirements” means that, at the time of Scribe’s delivery of the notice described in Section 5.2, Scribe [*].

1.38. “Cost-Sharing Requirements Dispute” has the meaning set forth in Section 5.3.

1.39. “Cost-Sharing Term” means, with respect to the Co-Funded Product(s), [*], the period beginning on the Cost-Sharing Option Effective Date and ending upon the earliest to occur of: (a) [*]; (b) [*]; and (c) [*].

1.40. “Cost-Sharing Termination for Deficiency” has the meaning set forth in Section 5.4

1.41. “Cover” means, with respect to a claim of a Patent and a relevant Licensed Product, that such claim would be infringed, absent a license, by the Exploitation of such Licensed Product (considering claims of patent applications to be issued as then pending).

1.42. “Deferred Development Costs” has the meaning set forth in Section 5.7.

1.43. “Development” or “Develop” means any and all activities directed to the non-clinical and clinical drug development activities that are necessary or useful to obtain Regulatory Approval for a Candidate, Licensed Product, or other compound, product or therapy, including design and conduct of pre-BLA approval clinical trials and the preparation and filing of Regulatory Filings and all regulatory affairs related to the foregoing. When used as a verb, “Developing” means to engage in Development and “Developed” has a corresponding meaning. For clarity, “Development” shall not include any Commercialization activities.

1.44. “Development Costs” means, with respect to a Co-Funded Product (or components thereof), to the extent such costs are calculated in accordance with Accounting Standards and incurred by a Party during the Cost-Sharing Term, the following worldwide costs associated with Research and Development activities pertaining to the Co-Funded Product (or components thereof), or with obtaining, maintaining and renewing Regulatory Filings and Regulatory Approvals pertaining to the Co-Funded Product (or components thereof):

(a) [*];

(b) [*];

(c) [*];

(d) [*];

(e) [*];

(f) [*]; and

(g) [*].

All such foregoing costs to the extent incurred during the Cost-Sharing Term by a Party or such Party’s Affiliates in the conduct of activities with respect to a Co-Funded Product (including the carrying out of any Research and Development activities and the conduct of any Clinical Trial) shall be included in such Party’s Development Costs. For clarity, amounts incurred to support the obtaining or maintenance of Regulatory Approval solely [*].

1.45. “Directed To” means, with respect to a Licensed Target, any product containing [*]. For these purposes, without limiting the foregoing, any product that includes reference to [*] will be considered Directed To such Licensed Target.

1.46. “Disclosing Party” has the meaning set forth in Section 12.1.2.

1.47. “Dispute” has the meaning set forth in Section 14.2.

1.48. “Divestiture” has the meaning set forth in Section 7.3.

1.49. “Eli Lilly and Company Animal Care and Use Requirements for Animal Researchers and Suppliers” has the meaning set forth in Section 2.15.

1.50. “Eli Lilly and Company Good Research Practices” has the meaning set forth in Section 2.15.

1.51. “Enable” has the meaning set forth in Section 7.1.

1.52. “Enabling Technology” means [*].

1.53. “Escalation” has the meaning set forth in Section 14.2.

1.54. “EU5” means any or all of the United Kingdom, France, Germany, Spain and Italy.

1.55. “Exclusivity Expiration Date” has the meaning set forth in Section 7.1.

1.56. “Exclusivity Period” has the meaning set forth in Section 7.1.

1.57. “Existing Patents” has the meaning set forth in Section 10.2.4(a).

1.58. “Expense and Margin Sharing” has the meaning set forth in Section 8.5.

1.59. “Exploit” means to make, have made, use, have used, import, sell, and offer for sale, including to Research, Develop, Manufacture, and Commercialize. “Exploitation” means the act of Exploiting.

1.60. “Field” means the diagnosis, prevention and treatment of any and all diseases.

1.61. “Firewalls” means effective walls and screens established between Scribe, on the one hand, and on the other hand, an Acquirer of Scribe which has a Similar Program, to ensure that no non-public information, materials (such as [*]) or non-personnel resources directly relating to [*], or any non-public information, materials or non-personnel resources relating to [*] during the Firewall Period. For purposes of this definition, “Firewalls” shall include, during the Firewall Period, as necessary to satisfy this definition: (a) walls and screens (whether technical or physical) between (i) [*] and (ii) [*].

1.62. “Firewall Event” has the meaning set forth in Section 15.8.4.

1.63. “Firewall Period” means, with respect to a Similar Program of an Acquirer of Scribe, the period commencing on the applicable Firewall Event and ending upon the Divestiture of the Similar Program by such Acquirer.

1.64. “First Commercial Sale” means the first invoice for commercial quantities of any Licensed Product sold to a Third Party by Prevail, its Affiliates or Sublicensees in any country after receipt of all Regulatory Approvals for such Licensed Product in such country. Supply for nominal consideration solely for test marketing, sampling and promotional uses, clinical trial purposes or compassionate or similar uses shall not be considered to constitute a First Commercial Sale.

1.65. “FTE” means the equivalent of a full-time employee’s work performing Research, Development or Commercialization activities under this Agreement which is [*]. If any such individual works partially on Research, Development or Commercialization activities under this Agreement and partially on other work in [*], then the “FTE” to be attributed to such individual’s work hereunder shall be calculated based upon the percentage of such individual’s total work time in such [*] that such individual spent conducting Research, Development or Commercialization activities under this Agreement [*], applied consistently throughout [*]. Overtime, and work on weekends, holidays and the like will not be counted with any multiplier (e.g., time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution. For clarity, no individual person can ever constitute more than a single FTE.

1.66. “FTE Rate” means the rate of FTE costs incurred by a Party, which for the purposes of this Agreement is deemed to be [*] and which shall be increased (or decreased) [*] by [*]. The FTE Rate includes [*].

1.67. “Further Market Erosion” has the meaning set forth in Section 8.4.2(c).

1.68. “Generate” means to generate, conceive, create, develop, or discover. “Generation” and “Generated” have corresponding meanings.

1.69. “Generic/Biosimilar Equivalent” means, with reference to a Licensed Product, and on a Licensed Product-by-Licensed Product and country-by-country basis, any product (including a “generic product,” “biogeneric,” “follow-on biologic,” “follow-on biological product,” “follow-on protein product,” “follow-on gene therapy product”, “similar biological medicinal product,” or “biosimilar product”) approved by way of an abbreviated regulatory mechanism by the relevant Regulatory Authority in a country in reference to such Licensed Product, that in each case: (a) is sold in the same country (or is commercially available in the same country) as such Licensed Product by any Third Party that is not a Sublicensee of Prevail or its Affiliates; and (b) either (i) contains an active ingredient that is highly similar to and has no clinically meaningful differences from the Licensed Product, or (ii) meets the equivalency determination by the applicable Regulatory Authority in such country (including a determination that the product is “comparable,” “interchangeable,” “bioequivalent,” “biosimilar” or other term of similar meaning, with respect to the Licensed Product), in each case, as is necessary to permit substitution of such product for the Licensed Product under Applicable Law in such country.

1.70. “GLP Toxicology Study” means a toxicology study of a product in an animal species that is: (a) conducted in compliance with the then-current GLP; and (b) designed to support the filing of an IND for such product.

1.71. “Good Clinical Practices” or “GCPs” means all applicable current Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Trials, including, as applicable, (a) as set forth in the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (“ICH”) E6 and any other guidelines for good clinical practice for trials on medicinal products in the Territory, (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (c) U.S. Code of Federal Regulations Title 21, Parts 50, 54, 56, 312 and 314, as may be amended from time to time, and (d) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

1.72. “Good Laboratory Practices” or “GLPs” means the applicable then-current standards for laboratory activities for pharmaceuticals, as set forth in the FDA’s Good Laboratory Practice regulations as defined in 21 C.F.R. Part 58, the Council Directive 87/18/EEC, as amended, the principles for Good Laboratory Practice and/or the Good Laboratory Practice principles of the Organization for Economic Co-Operation and Development (“OECD”), and such standards of good laboratory practice as are required by the European Union and other organizations and governmental agencies in countries in which a Licensed Product is Developed, to the extent such standards are not less stringent than United States Good Laboratory Practice.

1.73. “Good Manufacturing Practices” or “GMPs” means the current Good Manufacturing Practices including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820, (b) European Directive 2003/94/EC and Eudralex 4, (c) the principles detailed in the WHO TRS 986 Annex 2, TRS 961 Annex 6, TRS 957 Annex 2 and TRS 999 Annex 2, (d) ICH Q7 guidelines, and (e) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.

1.74. “Governmental Authority” means any national, international, federal, state, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, and any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.75. “Government Official” has the meaning set forth in Section 10.4.7.

1.76. “Gross Margin Share” has the meaning set forth in Section 8.5.3.

1.77. “HHMI” has the meaning set forth in Section 6.1.2.

1.78. “Improvement” means any modification, enhancement, improvement or derivative.

1.79. “IND” means: (a) an investigational new drug application filed with the FDA for authorization to commence Clinical Trials and its equivalent in other countries or regulatory jurisdictions (an “IND Filing”); and (b) all supplements and amendments that may be filed with respect to the foregoing.

1.80. “Infringement” has the meaning set forth in Section 9.10.1.

1.81. “Initiation” shall mean (a) [*]; and (b) [*].

1.82. “Internal Compliance Codes” has the meaning set forth in Section 10.4.4.

1.83. “Internal Qualified Expenses” means any expenses incurred or accrued by a Party in the performance of activities related to the Development (including activities related to efforts to submit Regulatory Filings) or Commercialization of a Licensed Product, with personnel costs charged on a FTE Rate basis unless otherwise mutually agreed by the Parties; provided that managerial, secretarial, clerical and administrative activities shall not be included within Internal Qualified Expenses; and no Internal Qualified Expense will be counted multiple times in Development Costs or U.S. Eligible Costs, as applicable. As used in this definition, the term “managerial” shall mean activities performed by individuals who are not directly overseeing individuals performing activities under this Agreement (e.g., “managerial” activities include activities performed by individuals overseeing those that directly oversee individuals performing activities under this Agreement).

1.84. “Indemnitee” has the meaning set forth in Section 11.1.3.

1.85. “Indemnitor” has the meaning set forth in Section 11.1.3.

1.86. “IND-Enabling Studies” means studies that are conducted to meet the requirements for filing an IND with a Regulatory Authority, including ADME (absorption, distribution, metabolism, and excretion) studies, GLP Toxicology Studies, pharmacology studies in animal models, studies required for the preparation of the CMC section of such IND, including studies relating to analytical methods and purity analysis, and formulation and Manufacturing development studies.

1.87. “Initial Targets” shall mean the following Targets: [*].

1.88. “Intellectual Property Rights” means any and all proprietary rights provided under: (a) patent law, including any Patents; (b) trademark law; (c) copyright law; or (d) any other applicable statutory provision or common law principle, including trade secret law, which may provide a right in ideas, formulae, algorithms, concepts, inventions (whether or not patentable), or Know-How, or the expression or use thereof.

1.89. “Inventions” means all Know-How and inventions, whether or not patentable, including all rights, title and interest in and to the Intellectual Property Rights in all of the foregoing.

1.90. “IRA Impact” means, when both of the following have occurred: (a) [*] and (b) [*].

1.91. “JCC” has the meaning set forth in Section 5.3.

1.92. “JDC” has the meaning set forth in Section 5.3.

1.93. “Joint IP” has the meaning set forth in Section 9.1.3.

1.94. “Joint Know-How” has the meaning set forth in Section 9.1.3.

1.95. “Joint Patents” has the meaning set forth in Section 9.1.3.

1.96. “JSC” has the meaning set forth in Section 2.10.

1.97. “JSC Subcommittee” has the meaning set forth in Section 2.11.1.

1.98. “Know-How” means any proprietary scientific or technical information, inventions, discoveries, results and data of any type whatsoever, in any tangible or intangible form, including inventions, discoveries, databases, safety information, practices, methods, instructions, techniques, processes, drawings, documentation, specifications, formulations, formulae, knowledge, know-how, trade secrets, materials, skill, experience, test data and other information and technology applicable to formulations, compositions or products or to their manufacture, development, registration, use, marketing or sale or to methods of assaying or testing them, including pharmacological, pharmaceutical, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, physical and analytical, safety, quality control data, manufacturing, and stability data, studies and procedures, and manufacturing process and development information, results and data.

1.99. “Launch” means, with respect to a Licensed Product in any country in the Territory, the date of First Commercial Sale in such country for end use or consumption of such Licensed Product. “Launched” when used as an adjective shall have its correlative meaning.

1.100. “Lead Molecule” has the meaning set forth in Section 2.5.

1.101. “Lead Molecule Critical Success Factors” has the meaning set forth in Section 2.3.

1.102. “Lead Molecule Selection” has the meaning set forth in Section 2.5.

1.103. “Licensed Know-How” means all Know-How Controlled by Scribe (whether prior to the Effective Date or during the Term) that is necessary or useful for the Exploitation of Licensed Products (including the Research, Development and Manufacturing of components thereof but solely for inclusion in a Licensed Product), and shall include Scribe’s interest in [*]. Licensed Know-How specifically includes any Know-How included in Scribe Platform IP Improvements assigned by Prevail to Scribe pursuant to Section 9.2.1. The Licensed Know-How shall not include [*].

1.104. “Licensed Patents” means any Patent Controlled by Scribe (whether prior to the Effective Date or during the Term) that Covers an Invention that is necessary or useful for the Exploitation of Licensed Products, and shall include Scribe’s interest in any Joint Patent. Licensed Patents specifically includes any Patents included in Scribe Platform IP Improvements assigned by Prevail to Scribe pursuant to Section 9.2.1. The Licensed Patents shall not include [*].

1.105. “Licensed Product” means an in vivo gene-editing product Directed To a Licensed Target that, [*] (such editor, the “Licensed Product Gene Editor”). Co-Funded Products, Royalty Products and Novel Approach Licensed Products shall each be considered Licensed Products. For clarity (a) [*], and (b) [*], a “Licensed Product” hereunder will be considered only [*] such that any other [*] will not be included in the licenses granted by Scribe under this Agreement and will be considered a different element of a Combination Licensed Product, as defined in the definition of “Net Sales.”

1.106. “Licensed Product Gene Editor” has the meaning set forth in Section 1.105.

1.107. “Licensed Product IP” has the meaning set forth in Section 9.9.1(a).

1.108. “Licensed Product Trademarks” has the meaning set forth in Section 9.14.

1.109. “Licensed Target” means any Initial Target, Additional Target and Replacement Target, in each case so long as Prevail’s rights with respect to such Target have not been terminated hereunder.

1.110. “Losses” has the meaning set forth in Section 11.1.1.

1.111. “Loss of Market Exclusivity” shall have the meaning set forth in Section 8.4.2(c).

1.112. “Manufacture” and “Manufacturing” means any and all activities related to the making, having made, production, manufacture, processing, filling, finishing, packaging, labeling, shipping, or holding of any product or any intermediate of any of the foregoing, including formulation, process development, process qualification and validation, scale-up, pre-clinical, clinical, and commercial manufacture and analytic development, product characterization, stability testing, quality assurance, and quality control.

1.113. “Material Amendment” means, with respect to a given Research Plan, an amendment thereto (excluding any such amendment required pursuant to Section 3.2) that would: (a) result in an aggregate increase of at least [*] to the total budgeted amount set forth in the corresponding Research Budget provided that [*]%)); (b) result in a material change in the scope of activities to be performed by Scribe under such Research Plan, reviewed on the basis of such Research Plan taken as a whole; (c) reasonably be expected to result in a delay of more than [*]), or (d) require a material reallocation of tangible resources or employees by Scribe to a Research Plan [*].

1.114. “Materials Transfer Record Form” has the meaning set forth in Section 2.9.2.

1.115. “Negotiation Notice” has the meaning set forth in Section 7.1.1.

1.116. “Net Sales” means, with respect to a particular Licensed Product, the gross amount invoiced by Prevail or a Prevail Affiliate or any Sublicensee thereof to unrelated Third Parties, excluding any sublicensee, for the Licensed Product in the Territory, less:

(a) Trade, quantity and cash discounts allowed;

(b) Discounts, refunds, rebates, chargebacks, retroactive price adjustments, and any other allowances which effectively reduce the net selling price;

(c) Licensed Product returns and allowances;

(d) That portion of the sales value associated with drug delivery systems (i.e., comprising primarily hardware and/or software) calculated in accordance with Prevail’s policies and procedures for its other products, consistently applied across products;

(e) Any tax imposed on the production, sale, delivery or use of the Licensed Product, including sales, use, excise or value added taxes, or the annual fee imposed on the pharmaceutical manufacturers by the U.S. government;

(f) Wholesaler inventory management fees;

(g) Allowance for distribution expenses (but in no event more than two percent (2%) of such gross amount); and

(h) Any other similar and customary deductions which are in accordance with U.S. GAAP.

Such amounts shall be determined from the books and records of Prevail or its Affiliate or Sublicensee, maintained in accordance with U. S. GAAP or, in the case of Sublicensees, such similar accounting principles, consistently applied. Prevail further agrees in determining such amounts, it will use Prevail’s then current standard procedures and methodology, including Prevail’s then current standard exchange rate methodology for the translation of foreign currency sales into U.S. Dollars or, in the case of Sublicensees, such similar methodology, consistently applied.

In the event that the Licensed Product is sold as part of a Combination Licensed Product (where “Combination Licensed Product” means any pharmaceutical Licensed Product which comprises the Licensed Product and other active compound(s) or ingredients), the Net Sales of the Licensed Product, for the purposes of determining royalty payments, shall be determined by [*].

In the event that the weighted average sale price of the Licensed Product can be determined but the weighted average sale price of the other compound(s) or ingredients cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by [*].

In the event that the weighted average sale price of the other compound(s) or ingredients can be determined but the weighted average sale price of the Licensed Product cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by [*].

In the event that the weighted average sale price of both the Licensed Product and the other compound(s) or ingredient(s) in the Combination Licensed Product cannot be determined, the Net Sales of the Licensed Product shall be [*].

The weighted average sale price for a Licensed Product, other compound(s) or ingredients, or Combination Licensed Product shall be calculated [*]and such price shall be used during all applicable royalty reporting periods for the entire [*]. When determining the weighted average sale price of a Licensed Product, other compound(s) or ingredients, or Combination Licensed Product, the weighted average sale price shall be calculated by dividing the sales amount (translated into U.S. dollars) by the units of active ingredient sold during [*]) of the preceding [*] for the respective Licensed Product, other compound(s) or ingredients, or Combination Licensed Product. In the initial [*], a forecasted weighted average sale price will be used for the Licensed Product, other compound(s) or ingredients, or Combination Licensed Product. Any over or under payment due to a difference between forecasted and actual weighted average sale prices will be paid or credited in the first royalty payment of the following [*].

1.117. “Milestone Events” has the meaning set forth in Section 8.3.

1.118. “Milestone Payments” has the meaning set forth in Section 8.3.

1.119. “Novel Approach” has the meaning set forth in Section 2.7.

1.120. “Novel Approach Licensed Products” has the meaning set forth in Section 2.7.1.

1.121. “Novel Approach Notice” has the meaning set forth in Section 2.7.

1.122. “Out-of-Pocket Costs” means the costs and expenses paid to Third Parties (or payable to Third Parties and accrued in accordance with the Accounting Standards) incurred by a Party or any of its Affiliates in connection with the conduct of any applicable activities under this Agreement, excluding costs for general overhead, postage, communications, photocopying, printing, or internet expenses, professional dues, operating supplies, printers, photocopiers, fax machines, or other office equipment, computers, or computer service charges.

1.123. “Party-Specific Regulations” has the meaning set forth in Section 10.4.3.

1.124. “Patents” mean: (a) patents and patent applications; (b) any and all divisionals, continuations, continuations-in-part, reissues, renewals, substitutions, registrations, re-examinations, revalidations, extensions, supplementary protection certificates and the like of any such patents and patent applications; and (c) any and all foreign equivalents of the foregoing.

1.125. “Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

1.126. “Personal Information” means, in addition to any definition for any similar term (e.g., “personal data” or “personally identifiable information” or “PII”) provided by Applicable Laws, or by either Party in any of its own privacy policies, notices or contracts, all information that identifies, could be used to identify or is otherwise associated with an individual person, whether or not such information is directly associated with an identified individual person.

1.127. “Phase 1 Clinical Trial” means a clinical trial of a Licensed Product generally consistent with 21 C.F.R. § 312.21(a) (or the non-United States equivalent thereof).

1.128. “Phase 2 Clinical Trial” means a clinical trial of a Licensed Product generally consistent with 21 C.F.R. § 312.21(b) (or the non-United States equivalent thereof).

1.129. “Phase 3 Clinical Trial” means a clinical trial of a Licensed Product generally consistent with 21 C.F.R. § 312.21(c) (or the non-United States equivalent thereof).

1.130. “Post-Initiation Registrational Trial” means a Clinical Trial that following initiation is later determined to be adequate to obtain sufficient data and results to support the filing of an application for Regulatory Approval as a Registrational Trial.

1.131. “Prevail Background IP” means any and all Patents and Know-How that Prevail or its Affiliates (a) Control as of the Effective Date, or (b) acquire Control of after the Effective Date outside the scope of the activities under this Agreement.

1.132. “Prevail Background IP Improvement” means any Invention developed by [*], in the course of performing under this Agreement, that constitutes an Improvement of Prevail Background IP. Prevail Background IP Improvement shall include [*].

1.133. “Prevail Collaboration IP” has the meaning set forth in Section 9.1.2.

1.134. “Prevail Costs” has the meaning set forth in Section 8.5.2.

1.135. “Prevail Indemnitee” has the meaning set forth in Section 11.1.1.

1.136. “Prevail IP” means the Prevail Background IP, the Prevail Background IP Improvements, the Prevail Collaboration IP and Prevail’s interest in any Joint IP.

1.137. “Prevail Patents” means any Patent claiming or constituting any Prevail IP.

1.138. “Prevail Research Pre-Fund” has the meaning set forth in Section 2.8.

1.139. “Prevail Research Reimbursement” has the meaning set forth in Section 2.8.

1.140. “Pricing and Reimbursement Approval” means, with respect to a Licensed Product, the approval, agreement, determination or decision of any Regulatory Authority establishing the price or level of reimbursement for such Licensed Product, as required in a given country or jurisdiction prior to sale of such Licensed Product in such country or jurisdiction.

1.141. “Program” means a program to Generate, Research and Develop a Lead Molecule, Candidate and Licensed Product Directed To a Licensed Target.

1.142. “Program Results” has the meaning set forth in Section 12.1.1.

1.143. “Proposed Replacement Target” has the meaning set forth in Section 3.2.

1.144. “Prosecute and Maintain” or “Prosecution and Maintenance” with respect to a particular Patent, means all activities associated with the preparation, filing, prosecution and maintenance of such Patent, together with the conduct of interferences, derivation proceedings, inter partes review and post-grant review, the defense of oppositions and other similar proceedings with respect to that Patent, including any activities associated with claims, including as a counterclaim or declaratory judgment action, of unpatentability, invalidity or unenforceability of such Patent that are brought by a Third Party in connection with an Infringement under Section 9.11.

1.145. “Receiving Party” has the meaning set forth in Section 12.1.2.

1.146. “Regents” has the meaning set forth in Section 6.1.2.

1.147. “Registrational Trial” means a Clinical Trial that is intended as of the time such Clinical Trial is initiated to be adequate to obtain sufficient data and results (either alone or together with another Registrational Trial) to support the filing of an application for Regulatory Approval. A Registrational Trial includes any Clinical Trial that satisfies at least one of the following criteria (a) it would, based on interactions with a Regulatory Authority or otherwise prior to the initiation of such trial, satisfy the requirements of 21 CFR 312.21(c); (b) it is designed in a manner to allow for the addition of patients such that it could satisfy the requirements of 21 CFR 312.21(c); or (c) it is a Post-Initiation Registrational Trial.

1.148. “Regulatory Approval” means, with respect to a country or other jurisdiction in the Territory, all approvals (including approvals of Regulatory Approval Applications, as well as any such accelerated approvals), licenses, registrations, or authorizations of any Regulatory Authority necessary to initiate commercial distribution, marketing, and sale of a product in such country or other jurisdiction, including, as applicable, (a) BLA approval, (b) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto), (c) labeling approval, (d) Pricing and Reimbursement Approval, and (e) any of the foregoing approvals that are accelerated approvals, but excluding approval that is in the nature of emergency use authorization.

1.149. “Regulatory Approval Application” means a BLA or any similar or corresponding application outside of the United States in the Territory to obtain Regulatory Approval, including, with respect to the European Union, a marketing authorization application filed with the EMA pursuant to the centralized approval procedure or with the applicable Regulatory Authority of a country in Europe with respect to the mutual recognition procedure or any other national approval.

1.150. “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local regulatory agency, department, bureau, commission, council, Governmental Authority, or other government entity regulating or otherwise exercising authority with respect to the Exploitation of Licensed Products in the Territory (including any Governmental Authority whose approval is required for pricing or reimbursement by national health insurance or its local equivalent), including the FDA in the United States, the Medicines and Healthcare Products Regulatory Agency in the United Kingdom, and the EMA in the European Union.

1.151. “Regulatory Documentation” means all: (a) applications (including all INDs and Regulatory Approval Applications), registrations, licenses, authorizations, and approvals (including Regulatory Approvals); (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all adverse event files and complaint files; and (c) clinical and other data contained or relied upon in any of the foregoing, in each case ((a), (b), and (c)) to the extent relating to a Lead Molecule, Candidate or Licensed Product.

1.152. “Regulatory Filings” means, collectively, any and all applications, filings, submissions, approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations, permits, notifications, and authorizations (including marketing and labeling authorizations), non-clinical and clinical study authorization applications or notifications (including all supporting files, writings, data, studies and reports) or waivers with respect to the testing or Exploitation of a Lead Molecule, Candidate or Licensed Product made to or received from any Regulatory Authority in a given country or jurisdiction, including INDs and BLAs.

1.153. “Reimbursement Cap” has the meaning set forth in Section 2.8.

1.154. “Replacement Target” has the meaning set forth in Section 3.2.2.

1.155. “Replacement Target Effective Date” has the meaning set forth in Section 3.2.2.

1.156. “Research” means any and all research, discovery, and non-clinical and pre-clinical activities up to (but not including) IND-Enabling Studies, including, as applicable: (a) discovery, identification, research, engineering, characterization, development, modification, optimization, testing, validation, and studies; and (b) [*].

1.157. “Research and Development Milestone Event” has the meaning set forth in Section 8.3.1.

1.158. “Research and Development Milestone Payment” has the meaning set forth in Section 8.3.1.

1.159. “Research Budget” has the meaning set forth in Section 2.3.

1.160. “Research Plan” has the meaning set forth in Section 2.3.

1.161. “Research Program” has the meaning set forth in Section 2.1.

1.162. “Research Program Records” shall have the meaning set forth in Section 2.9.1.

1.163. “Reserved Target” shall mean the Target [*].

1.164. “Residuals” has the meaning set forth in Section 12.2.

1.165. “Restricted Person” has the meaning set forth in Section 10.4.8(b).

1.166. [*].

1.167. “Royalty” or “Royalties” has the meaning set forth in Section 8.4.1.

1.168. “Royalty Floor” has the meaning set forth in Section 8.4.2(d).

1.169. “Royalty Product” means any Licensed Product, excluding any Co-Funded Product.

1.170. “Royalty Term” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the period from First Commercial Sale until the latest to occur of (a) expiration of the last Valid Claim included in a Licensed Patent that Covers such Licensed Product, (b) expiration of all data, regulatory or market exclusivity periods (as may have been supplemented under Applicable Law) for such Licensed Product in such country, and (c) ten (10) years following the date of such First Commercial Sale in such country.

1.171. “Sanctioned Territory” has the meaning set forth in Section 10.4.8(b).

1.172. “Scribe Collaboration IP” has the meaning set forth in Section 9.1.1.

1.173. “Scribe Costs” has the meaning set forth in Section 8.5.1.

1.174. “Scribe Future In-License” has the meaning set forth in Section 9.8.

1.175. [*].

1.176. “Scribe Future In-License Flow-Down Terms” has the meaning set forth in Section 9.8.

1.177. “Scribe Indemnitee” has the meaning set forth in Section 11.1.2.

1.178. “Scribe IP” means the Scribe Platform IP, the Scribe Platform IP Improvements, the Scribe Collaboration IP, Scribe’s interest in any Joint IP, and the Licensed Patents and Licensed Know-How.

1.179. “Scribe Opt-Out” has the meaning set forth in Section 5.8.

1.180. “Scribe Patents” means any Patent claiming or constituting any Scribe IP.

1.181. “Scribe Platform” means Scribe’s proprietary CasX gene editing technology, including [*].

1.182. “Scribe Platform IP” means any and all Patents that Cover and Know-How that is directed to the Scribe Platform that Scribe or its Affiliates (a) owns or Controls as of the Effective Date, or (b) acquires Control of after the Effective Date outside the scope of the activities under this Agreement.

1.183. “Scribe Platform IP Improvement” means any Invention developed by either Party (or jointly), in the course of performing its activities under this Agreement, that constitutes an Improvement to the Scribe Platform. Scribe Platform IP Improvement shall include any Invention developed by either Party (or jointly) in the course of performing its activities under this Agreement specifically relating to the Scribe Platform.

1.184. [*].

1.185. [*].

1.186. “Similar Product” means, other than a Licensed Product, any gene-editing product Directed To a Licensed Target or Reserved Target, regardless of therapeutic modality.

1.187. “Similar Program” means Exploitation of a Similar Product, or the conduct of activities to Enable such Exploitation.

1.188. “Similar Program Notice” has the meaning set forth in Section 7.1.1.

1.189. “Sublicensee” means with respect to a given Party, any Third Party, other than an Affiliate, that is granted a sublicense by such Party or its Affiliate under this Agreement, excluding any Third Party granted a sublicense to a Patent (excluding [*]).

1.190. “Supply Price” means the price for the Manufacture of a Co-Funded Product, including: [*].

1.191. “Target” means a human gene, genetic variations or mutations that cause or contribute to a human disease, [*].

1.192. “Target Election Period” has the meaning set forth in Section 3.1.

1.193. “Target Replacement Period” means (a) with respect to an Initial Target, [*] following the Effective Date, and (b) with respect to the Additional Target, [*] following the Additional Target Effective Date.

1.194. “Term” has the meaning set forth in Section 13.1.

1.195. “Terminated Products or Targets” has the meaning set forth in Section 13.5.

1.196. “Territory” means all of the countries in the world (including their respective territories and possessions).

1.197. “Third Party” means any Person other than Prevail or Scribe or an Affiliate of Prevail or Scribe.

1.198. “Third Party License Payments” has the meaning set forth in Section 8.4.2(a).

1.199. “UC Berkeley License” has the meaning set forth in Section 6.1.2.

1.200. “UCB Field” means prevention and treatment of human diseases, excluding infectious viral diseases.

1.201. “UCB-Licensed Patents” means any Licensed Patents owned by Regents, rights to which are granted to Scribe through the UC Berkeley License.

1.202. “Unavailable Target” means a Target that is at the time Prevail proposes it as a Proposed Replacement Target in accordance with Section 3.2 actively subject to (a) [*], or (b) [*].

1.203. “U.S. Eligible Cost” means with respect to a Co-Funded Product, to the extent incurred during the Cost-Sharing Term, and in accordance with this Agreement (and, for clarity, solely to the extent not already counted as a deduction in the definition of Net Sales) each of the following costs to the extent allocable to the United States:

(a) all Internal Qualified Expenses or Out-of-Pocket Costs associated with activities related to the Commercialization of the Co-Funded Product, including: [*];

(b) [*];

(c) [*];

(d) [*];

(e) [*];

(f) [*];

(g) [*];

(h) [*];

(i) [*];

(j) [*];

(k) [*];

(l) [*]; and

(m) [*].

For clarity, “U.S. Eligible Costs” are exclusive of and do not include Development Costs, or any cost for which a Party is solely responsible under this Agreement (including as expressly set forth under the Co-Promotion Agreement or Supply Agreement, if applicable). Except to the extent already included in Internal Qualified Expenses, “U.S. Eligible Costs” shall not include either Party’s costs to the extent they solely relate to overseeing execution of and compliance with the Agreement.

1.204. “U.S. Gross Margin” means, with respect to a Co-Funded Product, the Net Sales of such Co-Funded Product in the U.S. less the applicable Supply Price paid in respect of such Co-Funded Product plus [*] received from a [*] to the extent reasonably allocable to the Co-Funded Product in the U.S.

1.205. “Valid Claim” means a claim for [*] (a) an issued, unexpired and granted Licensed Patent, which claim has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction; or (b) a pending Licensed Patent that has not been abandoned or finally rejected without the possibility of appeal or refiling.

ARTICLE 2

RESEARCH PROGRAM

2.1. Overview. The primary objective of Research and Development conducted under this Agreement is for Scribe and Prevail to collaborate under the Research Plans, and thereafter in accordance with the terms of this Agreement, with the intended purpose of using: (a) Scribe Platform IP and the Scribe Platform to Generate, engineer, screen and regulate Licensed Products based on Scribe’s CasX gene editing technology focused on diseases resulting from variations or mutations in the Initial Targets and Additional Target, and (b) Prevail Background IP to Generate a treatment delivery for such Licensed Products (collectively, the “Research Program”).

2.2. Research Program Responsibilities. All Research through Candidate Selection will be conducted in accordance with a Research Plan. Scribe will lead and be primarily responsible for [*]. Prevail will lead and be primarily responsible for: [*]. The Parties shall cooperate in good faith with respect to, including through the sharing of Know-How in furtherance of, all pre-clinical development activities with the guidance of the JSC.

2.3. Research Plans. The Research Program will consist of comprehensive research plans, each of which corresponds to a Licensed Target and satisfies the requirements of this Section 2.3 (each, a “Research Plan”). The Parties shall execute and perform the Research Program in accordance with such Research Plans. Each Research Plan shall include (a) the responsibilities of the Parties through Candidate Selection, (b) projected timelines for completion of such responsibilities, (c) a detailed budget that includes estimated expenses, including out-of-pocket and FTE costs, associated with each activity contemplated under the Research Plan (a “Research Budget”), (d) criteria for a gene editor molecule to achieve Lead Molecule Selection (“Lead Molecule Critical Success Factors”) and Candidate Selection (“Candidate Selection Critical Success Factors”), in each case of this clause (d), as designated by Prevail after discussion between the Parties, and (e) required Program Results.

2.4. Preparation and Amendment of Research Plans. Each Research Plan for an Initial Target has been mutually prepared and agreed upon by the Parties, is attached on Exhibit 2.4, and is effective as of the Effective Date. Each other Research Plan (including as required in connection with Section 3.1 (inclusion of the Additional Target) or Section 3.2 (substitution by a Replacement Target)) shall be prepared by the Parties and become effective once executed by both Parties; [*]. The JSC shall review performance of each Research Plan for the purpose of evaluating progress made thereunder. The JSC, and any Party through its representatives on the JSC, may propose amendments to any Research Plan at any time. The JSC shall promptly review any such amendment and shall decide whether to approve any such amendment [*].

2.5. Lead Molecule Selection. The JSC shall supervise and guide the Parties on their respective pre-clinical development activities, with the goal of identifying a gene editor molecule that achieves the Lead Molecule Critical Success Factors. Each Party and its respective representatives will provide regular feedback to the JSC on progress (including feedback on any relevant results or insights), and the JSC shall regularly review such progress and provide feedback and guidance on next steps, and shall consider whether any such results or other feedback might inform any update to or amendment of the Research Plan, including the Parties’ respective roles and responsibilities thereunder (in accordance with Section 2.15). Scribe shall promptly notify the JSC of any determination that a gene editor molecule has achieved the Lead Molecule Critical Success Factors. No later than [*] following receipt by the JSC of such notice, the JSC shall review and determine whether such gene editor molecule has achieved the Lead Molecule Critical Success Factors. In the event that the JSC determines that such gene editor molecule fails to satisfy the Lead Molecule Critical Success Factors, the JSC may either [*]. In the event that the JSC determines such gene editor molecule has achieved the Lead Molecule Critical Success Factors (or the JSC otherwise determines to nominate a gene editor molecule as the Lead Molecule even though the Lead Molecule Critical Success Factors were not achieved), it shall promptly notify the Parties of such determination (“Lead Molecule Selection”) and such gene editor molecule shall be considered a “Lead Molecule”.

2.6. Candidate Selection. The JSC shall supervise and guide the Parties on their respective pre-clinical development activities, with the goal of identifying a Lead Molecule that achieves the Candidate Selection Critical Success Factors. Each Party and its respective representatives will provide regular feedback to the JSC on progress (including feedback on any relevant results or insights), and the JSC shall regularly review such progress and provide feedback and guidance on next steps, and shall consider whether any such results or other feedback might inform any update to or amendment of the Research Plan, including the Parties’ respective roles and responsibilities thereunder (in accordance with Section 2.15). The JSC shall review and determine whether each Lead Molecule has achieved the Candidate Selection Critical Success Factors. In the event that the JSC determines that such Lead Molecule has not achieved the Candidate Selection Critical Success Factors, the JSC may either [*]. In the event that the JSC determines such Lead Molecule has achieved the Candidate Selection Critical Success Factors (or the JSC otherwise determines to nominate the Lead Molecule as a Candidate even though the Candidate Selection Critical Success Factors were not achieved), it shall promptly notify the Parties of such determination (“Candidate Selection”), such Lead Molecule shall be considered a “Candidate”, and unless otherwise agreed upon by the Parties the corresponding Research Plan shall be considered complete.

2.7. Novel Approaches to Licensed Products. During the Term, Scribe may propose to the JSC a gene-editing approach for Researching products Directed To a Licensed Target, which approach is not as of the date thereof already included in the Research Program (a “Novel Approach”). For the purposes of clarity, [*]. Any proposal to the JSC of a Novel Approach, will include information sufficient to evaluate the technical and commercial viability of the Novel Approach (a “Novel Approach Notice”). [*] of the JSC’s receipt of a Novel Approach Notice, Prevail will decide whether to include such Novel Approach in the Research Program.

2.7.1 If Prevail decides to include the foregoing, then (a) the JSC will prepare a corresponding Research Plan, and (b) Licensed Products resulting therefrom shall be considered “Novel Approach Licensed Products”.

2.7.2 If the JSC alternatively elects not to include the foregoing, then as an exception to Scribe’s obligations under Section 7.1, but subject to the requirements of this Section 2.7.2, Scribe may independently pursue Research therefor; provided [*].

2.7.3 No decision not to pursue a Novel Approach will be considered a waiver by the JSC or Prevail of rights under this Section 2.7.3 with respect to an approach that deviates from a Novel Approach Notice, and any such deviating approaches will be subject to the terms of this Section 2.7.3.

2.8. Funding. Within [*] following the end of each [*], Prevail shall reimburse Scribe for those amounts incurred by Scribe in accordance with each Research Budget during [*]; provided that, unless otherwise agreed upon by the Parties, Prevail shall in no event be required to reimburse Scribe for more than [*] per Research Budget [*] (the “Reimbursement Cap”) and provided [*] (the “Prevail Research Reimbursement Aggregate Cap”). By way of example, if

Scribe is conducting research under three (3) Research Plans during [*], then the Prevail Research Reimbursement Aggregate Cap for such [*] would be [*], and Scribe may incur more than [*] on a particular Research Plan, provided that the aggregate Reimbursement Cap across all three (3) Research Plans does not exceed [*]. Unless otherwise agreed by the Parties, activities having occurred earlier in time will be allocated funds first until an insufficient amount the Reimbursement Cap (or, if applicable, the Prevail Research Reimbursement Aggregate Cap) remains to fully fund the subsequent activity under a Research Plan. Thereafter, either (y) such subsequent activity under the Research Plan will receive the remaining amount under the Reimbursement Cap (or, if applicable, the Prevail Research Reimbursement Aggregate Cap), or (z) a pro-rata share of the remaining amount under the Reimbursement Cap (or, if applicable, the Prevail Research Reimbursement Aggregate Cap) will be applied to subsequent activities anticipated to occur simultaneously. Other than the reimbursement described in this Section 2.8, all activities conducted by either Party in connection with activities under this Article 2 (including any overrun of a budgeted amount) shall be at that Party’s sole cost and expense. Prevail shall have the right to conduct an audit of amounts applied by Scribe towards each Reimbursement Cap (by invoice or otherwise) following the procedures set forth under Section 8.12 mutandis mutatis.

2.9. Exchange of Materials; Research Program Records; Reporting.

2.9.1 In General. Each Party shall, and shall require its Affiliates and shall require its permitted Third Party subcontractors to, maintain complete, current, and accurate records of all work conducted and results achieved in the performance of the Research Program (the “Research Program Records”) and all Know-How generated in conducting such activities. The Research Program Records shall accurately reflect all such work done and results achieved in sufficient detail to verify compliance with its obligations under this Agreement and shall be in a good scientific manner appropriate for applicable patent and regulatory purposes.

2.9.2 Transfer of Materials. Each Party may, if necessary to perform under a Research Program, transfer certain physical materials to the other Party that are not otherwise delivered under a supply or other separate agreement between the Parties or their Affiliates. In each such case, any materials provided to a Party shall (a) be accompanied by a mutually executed material transfer record substantially in the form of Exhibit 2.9.2 (each a “Materials Transfer Record Form”), (b) only be used for the purposes set forth on the Materials Transfer Record Form executed for such materials, and (c) be subject to any other additional terms set forth on the Materials Transfer Record Form executed for such materials, and the receiving Party’s signature to any Materials Transfer Record Form shall constitute its binding agreement to (y) only use the applicable materials for such limited use(s), and (z) comply with any such additional terms with respect to the applicable materials. The receiving Party shall not transfer such materials to any Third Party, except as necessary to exercise its rights or perform its obligations under this Agreement, and any such Third Party recipient of the materials shall be obligated to terms no less protective of the Party providing such materials as those set forth herein.

2.9.3 Audits. Prevail shall have the right, during normal business hours and upon reasonable notice but not more frequently than [*], using representatives selected by Prevail and reasonably acceptable to Scribe (and subject to the entry into a customary confidentiality agreement with Scribe), to inspect the Research Program Records of Scribe maintained pursuant to this Section 2.9 to the extent necessary to confirm Scribe’s compliance with its obligations under this Agreement; provided, that the representatives: [*].

2.9.4 Information Sharing with Prevail; Adverse Event Reporting. During the Term, (a) for each Licensed Target until a corresponding Lead Molecule Selection is achieved, subject to Scribe’s confidentiality obligations under agreements with Third Party collaborators, Scribe shall [*] share with Prevail data relating to gene editors it Generates during the Term which is [*] improve Prevail’s Exploitation of Licensed Products, (b) Scribe shall promptly notify Prevail of, and provide Prevail with Scribe’s results relating to, any [*] that may impact a Lead Molecule, and (c) Prevail shall promptly notify Scribe of, and provide Scribe with Prevail’s results relating to, any [*].

2.10. Joint Steering Committee. [*] after the Effective Date, the Parties shall establish a cross-functional, joint steering committee (the “JSC”) composed of up to three (3) senior representatives from each Party (provided that each Party has an equal number of representatives) that will oversee and manage the research and sharing contemplated under this Article 2, and have the functions and powers further set forth in Section 2.14. Each Party shall appoint its respective representatives to the JSC from time to time, and may change its representatives, in its sole discretion, effective upon reasonable prior written notice to the other Party designating such change. The representatives from each Party on the JSC shall have appropriate technical credentials, experience and knowledge pertaining to and ongoing familiarity with gene editors and the collaboration of the Parties under this Agreement. The Prevail Alliance Manager shall be responsible for circulating agendas no later than [*] prior to each JSC meeting and distributing minutes of the JSC meetings. The JSC shall meet at least [*] for so long as it remains in effect. The JSC may conduct such meetings by telephone, videoconference, or in person. Each Party may call special meetings with at [*] prior written notice, or a shorter time period in exigent circumstances, to resolve particular matters requested by such Party that are within the purview of the JSC. Meetings are effective only if at least one (1) representative of the JSC for each Party participates in such meeting. Each Alliance Manager shall be permitted to attend meetings of the JSC as a non-voting observer. [*]. The JSC will automatically disband upon completion of the Research Program, subject to each of the activities contemplated by Article 2 having been fully and finally performed.

2.11. JSC Subcommittees.

2.11.1 The JSC may, from time to time, establish subcommittees as it deems necessary to further the purposes of this Agreement and Research Program (a “JSC Subcommittee”), including as necessary to oversee and coordinate the Parties’ activities related to the Research Program, and may delegate activities to such JSC Subcommittees. Each JSC Subcommittee shall undertake the activities delegated to it by the JSC. During the process of establishing each JSC Subcommittee, the JSC shall agree regarding which matters such JSC Subcommittee may resolve on its own (with discretion to refer any matter to the JSC for a final decision) and which matters such JSC Subcommittee will advise the JSC regarding (and with respect to which such advice-specific matters the JSC must resolve). Each JSC Subcommittee will be comprised of an equal number of members of each Party, such number as agreed by the Parties or otherwise by the JSC. Each Party may replace any of its designated JSC Subcommittee representatives at any time with reasonable prior written notice to the other Party. Each Party shall designate one (1) of its representatives on each JSC Subcommittee to serve as the co-chairperson of such committee, who will be jointly responsible for calling meetings of the JSC Subcommittee, circulating agendas and performing administrative tasks required to assure efficient operation of the JSC Subcommittee, but shall not have any extra or additional votes or authority. The co-chairpersons or their designees shall alternate responsibility for circulating agendas no later than [*] prior to each meeting of the applicable JSC Subcommittee and distributing minutes of meetings of the applicable JSC Subcommittee.

2.12. Alliance Managers. [*] after the Effective Date, each Party shall appoint one (1) individual to act as the alliance manager for such Party (each, an “Alliance Manager”). Without limiting the responsibilities and authorities of the JSC (as expressly set forth herein), the Alliance Managers shall each be the primary point of contact for the Parties regarding the activities contemplated by this Article 2 and shall help facilitate all such activities thereunder. Either Party, upon prior written notice to the other Party, may change its Alliance Manager. For clarity, the same employee may not be both the Alliance Manager and a representative appointed by a Party to the JSC. In conducting themselves on the JSC or any subcommittee, all representatives of both Parties shall consider diligently, reasonably and in good faith all input received from the other Party. The Prevail Alliance Manager will be responsible for performing administrative tasks required to assure efficient operation of the JSC.

2.13. Functions and Powers of the JSC. Except where expressly provided to the contrary hereunder, the JSC shall be responsible for overseeing, coordinating and approving all development activities and strategies relating to the Research Program. Notwithstanding anything to the contrary herein, all responsibilities and decision-making authority of the JSC and the JSC Subcommittees shall be subject to the terms of this Agreement, including this Section 2.13, and in particular the JSC shall:

2.13.1 oversee the collaborative activities of the Parties under this Agreement;

2.13.2 establish JSC Subcommittees as necessary to coordinate and conduct the activities of the Parties hereunder, and terminate or discontinue JSC Subcommittees, as necessary;

2.13.3 receive and discuss reports from JSC Subcommittees as may be established by the JSC from time to time, and provide guidance thereto;

2.13.4 direct and oversee the JSC Subcommittees as may be established by the JSC from time to time on all significant strategic issues that fall within the purview of such subcommittees;

2.13.5 resolve issues presented to it by, and disputes regarding performance of activities under the Research Program, including any disputes escalated from a JSC Subcommittee that could not be resolved by the members of such JSC Subcommittee;

2.13.6 review a comparison of actual cost versus Research Budget year to date and review and approve changes to the Research Budget.

2.13.7 facilitate the exchange of Know-How or any materials required hereunder;

2.13.8 review, discuss and approve a publication plan that will govern any publication activities with respect to Research Programs;

2.13.9 coordinating and leading any necessary unwinding or transition activities of the Parties in the event a given Research Plan is terminated;

2.13.10 perform such other duties and tasks as are expressly assigned to the JSC under this Agreement.

2.13.11 Review and discuss (with respect to an Additional Target or Replacement Target) Research Plans, and further approve any amendments to the Research Plans that may be necessary or desired;

2.13.12 oversee the implementation of the Research Plans, including activities, timing and deliverables thereunder, and coordination of such activities and timing across research programs;

2.13.13 approve and refine (as necessary) the Lead Molecule Critical Success Factors and Candidate Selection Critical Success Factors for each project;

2.13.14 determine whether a gene editor molecule has satisfied the Lead Molecule Critical Success Factors and/or the Candidate Selection Critical Success Factors;

2.13.15 determine whether a project with respect to a collaboration target should be discontinued;

2.13.16 discuss the progress of the Research Program and projects; and

2.13.17 review and evaluate data generated to develop new assays in support of the Research Plan.

2.14. Decisions. The JSC and any JSC Subcommittees will use reasonable efforts to make decisions on all matters by consensus, with representatives of each Party having, collectively, one (1) vote on behalf of that Party. If the JSC cannot reach consensus or a dispute arises that cannot be resolved within the JSC, the Parties shall have final decision making as follows: Other than a determination with respect to (a) [*], or (b) a Material Amendment, [*].

2.15. Certain Standards Applicable to Work. All Research conducted by either Party will be conducted in accordance with the standards of Prevail’s Affiliate, Eli Lilly and Company, “Eli Lilly and Company Good Research Practices,” and “Eli Lilly and Company Animal Care and Use Requirements for Animal Researchers and Suppliers”; and all Applicable Laws, and data privacy and data security including implementing technical and organizational measures to protect all information under this Agreement that are appropriate and that provide no less protection than both: (a) good industry practice (i.e. in accordance with ISO 27001 and/or similar industry standards) and (b) its measures to protect its own information of a similar nature or importance. For the purposes of this Agreement “Eli Lilly and Company Good Research Practices” means the compiled set of shared research quality standards defining how the research laboratories of Eli Lilly and Company conduct good science for non-regulatory work as set forth in Schedule 2.15(a), which standards are also applicable to Affiliates of Eli Lilly and Company. For purposes of this

Agreement, “Eli Lilly and Company Animal Care and Use Requirements for Animal Researchers and Suppliers” means the guidelines relating to animal care and use for research done on behalf of Eli Lilly and Company as set forth in Schedule 2.15(b), which guidelines are also applicable to Affiliates of Eli Lilly and Company. Prevail may conduct compliance audits of Scribe and/or Scribe’s Affiliates and Third Party subcontractors (other than for clarity those subcontractors whose services are not subject to GCP, GLP or GMP requirements) engaged in work related to this Agreement, during normal business hours, no more than once annually, to ensure compliance with applicable GCP, GLP, and GMP requirements and Applicable Laws, provided that Prevail has requested such audit with written notice of at least [*] and such audit does not unreasonably interfere with the audited entity’s operations. All such audits referenced in this Section 2.15 shall be conducted at Prevail’s sole cost and expense.

ARTICLE 3

TARGETS

3.1. Initial Targets; Additional Targets. As of the Effective Date, the Initial Targets are Licensed Targets included in the Research Program. During the Term until the later of (a) [*] following first achievement of Lead Molecule Selection under the Research Plans directed to [*], or (b) [*] after the Effective Date (the “Target Election Period”) (but in no event later than [*] after the Effective Date), Prevail shall have the right to incorporate the Reserved Target under the Research Program. Following Prevail’s exercise of such right (the date of such exercise, the “Additional Target Effective Date”), (w) Prevail shall make a one-time payment of [*] to Scribe [*] of the Additional Target Effective Date, (x) such Target shall cease to be the Reserved Target and will instead be an “Additional Target”, (y) the Additional Target shall be considered a Licensed Target, and (z) a corresponding Research Plan shall be prepared and agreed upon in accordance with Section 2.4. To the extent Prevail does not exercise its right to incorporate the Reserved Target under the Research Program during the Target Election Period, then such Target shall cease to be a Reserved Target, and rights granted to Prevail under this Agreement with respect to such Reserved Target shall expire (including under Section 7.1).

3.2. Replacement Targets. During the Target Replacement Period, in accordance with this Section 3.2, Prevail may elect to replace an Initial Target or the Additional Target with one other Target identified by Prevail in its discretion. Prevail shall notify Scribe of its desire to exercise the foregoing election, with such notice identifying the Target that Prevail desires as a replacement (a “Proposed Replacement Target”). [*] following receipt of such notice, Scribe shall inform Prevail whether the Proposed Replacement Target is an Unavailable Target. The replacement right set forth in this Section 3.2 is exercisable (a) [*] per Licensed Target, if the Parties agree that [*], and (b) other than in response to a determination set forth in the foregoing (a), [*] in the aggregate, and not per Licensed Target.

3.2.1 If Scribe identifies, and provides reasonable documentation evidencing, that the Proposed Replacement Target is an Unavailable Target, then such Proposed Replacement Target shall not become a Replacement Target.

3.2.2 If Scribe does not identify the Proposed Replacement Target as an Unavailable Target, and [*] following identification thereof Prevail notifies Scribe of its desire to proceed with inclusion of the Proposed Replacement Target under the Research Program (the date Scribe receives such notice, the “Replacement Target Effective Date”), then (a) the Proposed Replacement Target shall become a “Replacement Target”, (b) such Replacement Target shall be considered a Licensed Target, (c) a corresponding Research Plan shall be prepared and agreed upon in accordance with Section 2.4 [*], (d) Prevail’s right to replace an Initial Target or the Additional Target (as applicable) under this Section 3.2 shall expire, (e) the replaced Initial Target or Additional Target shall cease to be such, and shall no longer be considered a Licensed Target under this Agreement (and the associated rights and licenses granted under Licensed Know-How and Licensed Patents to Prevail under Section 6.1 shall cease) and the associated Research Plan shall be terminated, and (f) the Parties shall discuss in good faith Prevail licensing to Scribe, in exchange for commensurate financials, certain Prevail Background IP necessary for Scribe to Exploit Licensed Products that are Directed To the replaced Initial Target or Additional Target (as applicable) and Generated under the corresponding terminated Research Plan, provided that this Agreement shall in no way require Prevail to grant the foregoing license to Scribe.

3.2.3 If a Target that Scribe had advised Prevail was an Unavailable Target pursuant to Section 3.2.1 thereafter (but during the Target Replacement Period) ceases to be an Unavailable Target, and if Prevail at that time has the ability to add a Replacement Target in accordance with this Section 3.2, Scribe shall promptly notify Prevail of the change in status of such Target and Prevail shall have [*] in which Prevail can include the Target as a Replacement Target in accordance with Section 3.2.2.

3.2.4 Prevail shall have the iterative right (as set forth in this Section 3.2) to submit Proposed Replacement Targets to Scribe during the Target Replacement Period until either expiration of the Target Replacement Period or exercise by Prevail of its replacement right pursuant to this Section 3.2.

ARTICLE 4

DEVELOPMENT AND COMMERCIALIZATION

4.1. Prevail Sole Right and Responsibility. Prevail shall be solely responsible for and shall have the exclusive right, [*], to conduct all Exploitation under this Agreement following Candidate Selection, including the Exploitation of the Lead Molecule, Candidates and Licensed Products in the Field in the Territory. Subject to the terms of this Agreement, all decisions concerning Exploitation of the Lead Molecule, Candidates and Licensed Products, including the clinical and regulatory strategy of the foregoing, the manufacturing, marketing and sale of the foregoing, and the design, price and promotion of the foregoing, is within the sole discretion of Prevail; provided that prior to Lead Molecule Selection, the Parties will, in good faith, discuss CMC responsibilities through the JSC prior to any exercise of such discretion by Prevail.

4.2. Diligence. Prevail shall use Commercially Reasonable Efforts to Develop, obtain Regulatory Approval for, and achieve First Commercial Sale for, at least one (1) Licensed Product Directed To each Licensed Target, in the U.S. and at least one EU5 country.

4.3. Prevail Regulatory Control. As between the Parties, Prevail shall have sole responsibility for and control of the preparation, submission, and maintenance of all Regulatory Filings and obtaining Regulatory Approvals (including the preparation and submission of the IND filing, BLA filing and for seeking BLA approval), and shall have sole control over all interactions with the applicable Regulatory Authority. Scribe shall reasonably cooperate with Prevail, at Prevail’s reasonable request and expense, with respect to any regulatory matters related to a Regulatory Filing or Regulatory Approval. Prevail will own all right, title and interest in and to any and all Regulatory Filings and Regulatory Approvals and, as between the Parties, all such Regulatory Filings and Regulatory Approvals will be held in the name of Prevail. Scribe shall execute all documents and take all actions as are necessary or reasonably requested by Prevail to vest such title in Prevail. Prevail shall, upon Scribe’s written request (which request shall not be made more than once a [*]), provide Scribe with a copy of any Regulatory Filings submitted by or on behalf of Prevail, its Affiliates and Sublicensees for Licensed Products, but, in each in case, (a) [*], (b) [*], and (c) [*].

4.4. Reports.

4.4.1 Prevail shall keep Scribe reasonably informed, [*], beginning on the first anniversary of the Effective Date. Prevail’s obligations under this Section 4.4.1 shall cease for a Licensed Product when corresponding Regulatory Approval is obtained. Once First Commercial Sale of a Licensed Product is achieved, Prevail will provide Scribe with reports as provided in Section 8.4.3 and, as applicable, Section 8.5, but Prevail shall have no additional reporting obligations with respect to its Commercialization activities, unless otherwise expressly specified in this Agreement.

4.4.2 [*] of receiving the final signed report for the applicable GLP Toxicology Studies but in all cases, prior to the first IND Filing in the U.S. for a Licensed Product with respect to [*] Initial Targets (or Replacement Target thereof, if applicable), Prevail shall provide Scribe with the following: (a) [*], (b) [*], and (c) [*] (the “Co-Funding Development and Commercialization Plan”) [*] (collectively, the “Co-Funding Development and Commercialization Package”). Prevail’s obligation under this Section 4.4.2 to provide Co-Funding Development and Commercialization Packages shall cease following the expiration, or Scribe’s exercise, of the Cost-Sharing Option.

4.5. Adverse Event Database. Prevail shall establish, hold and maintain the global safety database for Licensed Products with respect to information on adverse events concerning the Licensed Products, as and to the extent required by Applicable Law.

4.6. Subcontracting. Prevail may engage its Affiliates or Third Party subcontractors (including contract research organizations and contract manufacturing organizations) to perform any portions of its rights or obligations hereunder. The activities of any such Third Party subcontractors will be considered activities of Prevail under this Agreement. Prevail shall ensure compliance by such Third Party subcontractors with the terms of this Agreement.

ARTICLE 5

COST-SHARING OPTION; CO-FUNDED PRODUCTS

5.1. Grant of Cost-Sharing Option. Prevail grants Scribe an option to elect to participate in Expense and Margin Sharing, during the Cost-Sharing Term, with respect to Licensed Products Directed To [*] (or in each case the Replacement Target thereof, if applicable) (such Initial Targets or Replacement Targets thereof, the “Cost-Sharing Option Targets” and such option, the “Cost-Sharing Option”). The Cost-Sharing Option may be exercised only one (1) time, [*], and only in accordance with this Article 5. [*].

5.2. Exercise of Cost-Sharing Option. The Cost-Sharing Option may be exercised by Scribe (a) with notice to Prevail delivered [*] following receipt of a Co-Funding Development and Commercialization Package, with such notice including information evidencing that Scribe satisfies the Cost-Sharing Requirements, and (b) only with respect to the Cost-Sharing Option Target that is the subject of such Co-Funding Development and Commercialization Package.

5.3. Cost-Sharing Option Discussion; Cost-Sharing Option Effective Date. If Scribe timely exercises the Cost-Sharing Option, then Scribe’s Chief Financial Officer and an executive designated by Prevail shall promptly meet and discuss Scribe’s satisfaction of the Cost-Sharing Requirements. [*] (a “Cost-Sharing Requirements Dispute”), [*] shall be considered the “Cost-Sharing Option Effective Date.” [*] the JSC shall form and delineate responsibilities for (in addition to those set forth herein) a joint development committee (the “JDC”) and joint commercialization committee (the “JCC”); [*].

5.4. Reassessment of Cost-Sharing Requirements. During the Cost-Sharing Term, [*].

5.5. Progress; Amendments. During the Cost-Sharing Term, (a) Prevail shall, through the JDC or JCC (as applicable), provide a [*] update as to progress made under the Co-Funding Development and Commercialization Plan, with such update being delivered in a manner convenient to Prevail (including in writing or a live presentation), and (b) any amendment to the Co-Funding Development and Commercialization Plan will be presented to the JSC for review and approval (subject to Prevail’s rights under Section 2.14).

5.6. Compliance with Budgets. Prevail and Scribe (under Section 8.5.1) will use reasonable efforts to comply with any budgets contained in the Co-Funding Development and Commercialization Package, it being understood that such budgets are preliminary and are subject to change by the JSC.

5.7. Deferred Development Costs. To the extent that, in any [*], aggregate Development Costs exceed [*] of the total budgeted amount set forth in the Co-Funding Development and Commercialization Plan for such [*], Scribe shall have the right, upon written notice to Prevail to defer payment of its [*] share solely with respect to the amount of excess Development Costs (“Deferred Development Costs”). Scribe shall repay Prevail an amount equal to [*] of such Deferred Development Costs [*] after the date that [*].

5.8. Cost-Sharing Opt-Out. Scribe may opt out of Expense and Margin Sharing, on a Co-Funded Product-by-Co-Funded Product basis, with notice delivered to Prevail (a) at any time [*], (b) if Scribe did not opt out under clause (a) [*] or (c) within [*] (in each case (a) through (c), such right, a “Scribe Opt-Out”). Following exercise of the Scribe Opt-Out, (x) the corresponding Co-Funded Product shall constitute a Royalty Product for all purposes under this Agreement, (y) Expense and Margin Sharing shall no longer apply for such Royalty Product, and (z) [*].

ARTICLE 6

LICENSE RIGHTS

6.1. Exclusive License Grants to Prevail. Scribe (on behalf of itself and its Affiliates) hereby grants to Prevail and its Affiliates an exclusive (even as to Scribe and its Affiliates), royalty-bearing (as set forth in Section 8.4), license, with the right to grant sublicenses (through multiple tiers, as provided in Section 6.6):

6.1.1 under the Licensed Know-How and Licensed Patents (excluding UCB-Licensed Patents) to Exploit the Licensed Products (as well as the Research, Development and Manufacturing of components thereof, including any Lead Molecule or Candidate, but solely for inclusion in a Licensed Product) in the Field in the Territory; and

6.1.2 under the UCB-Licensed Patents, to Exploit the Licensed Products (and components thereof in connection with Research and Development, including any Lead Molecule or Candidate) in the UCB Field in the Territory. Prevail, on behalf of itself and its Affiliates, with regards to the license granted under this Section 6.1.2, hereby agrees (a) to comply with those obligations under the UC Berkeley License as such license is modified by that certain letter agreement with UC Berkeley executed on or prior to the Effective Date and applicable to any sublicenses thereunder, including [*], and (b) that each sublicense granted by Prevail or its Affiliates under the UCB-Licensed Patents shall similarly conform with the obligations of (a).

6.2. Non-Exclusive License Grants to Prevail. Scribe hereby grants to Prevail and its Affiliates a non-exclusive, royalty-free, perpetual, irrevocable, fully paid license (with the right to grant sublicenses without restriction) under any Scribe Platform IP Improvements assigned by Prevail to Scribe pursuant to Section 9.2.1 [*].

6.3. Non-Exclusive License Grant to Scribe. Prevail hereby grants to Scribe a non-exclusive, royalty-free license, without the right to grant sublicenses, under the Prevail Background IP solely as and to the extent necessary for Scribe to perform its obligations under this Agreement, including its Research activities under a Research Plan.

6.4. Right to Combine. The licenses granted by Scribe to Prevail include the right for Prevail to combine the licensed technology with other technologies owned or licensed by Prevail, and Exploit therapeutics based on such combinations.

6.5. Prevail Covenant; [*]. During the Term, and except as set forth in this Section 6.5, Prevail and its Affiliates shall not [*]. Notwithstanding the foregoing, Prevail and its Affiliates shall not be prohibited from engaging in any activities using materials not protected by Intellectual Property Rights Controlled by Scribe, including as set forth in Section 12.2.

6.6. Sublicenses. Prevail and its Affiliates may grant one or more sublicenses under the rights and licenses granted to it under Article 6, in full or in part, to Third Parties (in each case, with the right to sublicense through multiple tiers); provided that: (a) any such permitted sublicense is consistent with and subject to the terms and conditions of this Agreement; and (b) Prevail shall remain responsible for the performance of Prevail’s obligations under this Agreement and shall be responsible for all actions of each such Sublicensee as if such Sublicensee were the Party hereunder.

6.7. No Implied Rights. Except as expressly set forth in this Agreement, neither Party shall be granted by implication or otherwise, any license or right to or under any other Intellectual Property Right, including any trademarks, Know-How, or Patents, of the other Party.

6.8. Safe Harbor Research. Except to the extent Scribe has granted exclusive rights to Prevail under this Agreement, and without limiting the restrictions under Section 6.5, neither Party, by entering into this Agreement, is forfeiting any rights that such Party may have to perform research activities in compliance with 35 U.S.C. § 271(e)(1) or any experimental or research use exemption that may apply under Applicable Law or in any country.

ARTICLE 7

EXCLUSIVITY

7.1. Scribe Exclusivity Obligations. Neither Scribe nor any of its Affiliates shall (by themselves, or with or through any Third Party), directly or indirectly participate in, support, work for the benefit of, or otherwise enable (including by way of granting any license, authorization, or assignment of rights) (collectively, to “Enable”) a Person (including Scribe or any of its Affiliates) to conduct a Similar Program. Such restriction shall expire, [*] (such period, the “Exclusivity Period”, and the date of expiration, an “Exclusivity Expiration Date”). [*].

7.1.1 If, within the [*] following the Exclusivity Expiration Date, Scribe or its Affiliates intend to pursue internally (subject to Section 2.7, excluding a Novel Approach), or sublicense, license or otherwise grant any rights to a Third Party so as to Enable [*], a Similar Product or Similar Program, then [*].

7.2. Grant of Exclusionary Rights to Prevail. Solely to preserve Prevail’s rights of exclusivity under Section 7.1, Scribe (on behalf of itself and its Affiliates) hereby grants to Prevail, during the Exclusivity Period, (a) [*], and (b) [*]. Notwithstanding the foregoing, the right granted to Prevail pursuant to this Section 7.2 shall not be construed as a right for Prevail to conduct any of the foregoing activities itself. Prevail’s right to conduct such activities (and sublicense the same) are set forth in Section 6.1.

7.3. [*].

ARTICLE 8

FEES, ROYALTIES, & PAYMENTS

8.1. Upfront Payment. As partial consideration for the rights granted by Scribe to Prevail pursuant to the terms of this Agreement, Prevail shall pay Scribe a one-time, non-refundable, non-creditable payment equal to Forty Five Million Dollars ($45,000,000) within thirty (30) Business Days following the Effective Date.

8.2. Investment. As of the Effective Date, Eli Lilly and Company and Scribe entered into that certain Convertible Note Agreement of even date herewith.

8.3. Milestone Events and Payments. Subject to the requirements of this Section 8.3, Prevail shall make the non-refundable and non-creditable payments to Scribe described in this Section 8.3 (collectively, the “Milestone Payments”) after the achievement of the corresponding events set forth in this Section 8.3 (collectively, the “Milestone Events”).

8.3.1 Research and Development Milestones. Prevail shall pay Scribe the below Milestone Payments (each, a “Research and Development Milestone Payment”) [*] after, on a Licensed Product-by-Licensed Product basis, the Milestone Event is first achieved by Scribe, Prevail, or their respective Affiliates or Sublicensees (as applicable) with respect to a Licensed Product (or Research and Development thereof) (each, a “Research and Development Milestone Event”). Each Research and Development Milestone Payment shall be payable [*] Licensed Product, and shall not be payable on achievements of Co-Funded Product(s) if the Research and Development Milestone Event occurs during the Cost-Sharing Term. In the event that a Novel Approach Licensed Product achieves a Research and Development Milestone Event that was previously achieved by a Licensed Product Directed To the same Licensed Target, then the corresponding Research and Development Milestone Payment shall be reduced [*]. In addition, if Prevail discontinues development of a Licensed Product and a later Licensed Product Directed To the same Target later achieves a Research and Development Milestone Event previously achieved by the discontinued Licensed Product, the corresponding Research and Development Milestone Payment will not be due for the replacement Licensed Product.

Table 8.3.1 – Research and Development Milestone Payments

Milestone Event	Milestone Payment
[*]	[*]
[*]	[*]
[*]	[*]

8.3.2 Commercial Milestones. Prevail shall pay to Scribe the below Milestone Payments (each, a “Commercial Milestone Payment”) [*] following the end of the [*] in which, on a Licensed Product-by-Licensed Product basis, the Milestone Event is first achieved by Prevail or its respective Affiliates or Sublicensees (as applicable) (each, a “Commercial Milestone Event”). Each Commercial Milestone Payment shall be payable [*] Licensed Product. With the exception of those Commercial Milestone Payments marked with an (*) below, no Commercial Milestone Payment shall be payable on achievements of Co-Funded Product(s) if such Milestone Event occurs during the Cost-Sharing Term. In the event that a Novel Approach Licensed Product achieves a Commercial Milestone Event that was previously achieved by a Licensed Product Directed To the same Licensed Target, then the corresponding Commercial Milestone Payment shall be reduced [*].

Table 8.3.2 – Commercial Milestone Payments

Milestone Event	Milestone Payment
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

8.4. Royalties.

8.4.1 Royalty Rates. Subject to this Section 8.4, during the Royalty Term, Prevail shall pay Scribe, on a Licensed Product-by-Licensed Product and country-by-country basis, the royalty payments on Net Sales in each calendar year of each Licensed Product in the Territory at the below rates (the “Royalty” or “Royalties”). Such rates are intended to be tiered and incremental, and the higher incremental rate will only apply to that portion of the annual Net Sales in the Territory of the applicable Licensed Product that falls within the indicated range of sales. All Royalties payable pursuant to this Section 8.4.1 are subject to reduction as further described in Section 8.4.2. The Royalties set forth for Co-Funded Products below shall only apply to the portion of annual Net Sales of the applicable Licensed Product sold outside the U.S. during the Cost-Sharing Term. For Co-Funded Products sold in the U.S. during the Cost-Sharing Term, Prevail will pay Scribe [*] of Gross Margin Share as further described in Section 8.5.3.

Table 8.4.1– Royalty Rates

Net Sales in a Calendar Year	Royalty Rate for Royalty Products	Royalty Rate for Co-Funded Products Sold Outside U.S.
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

8.4.2 Royalty Reductions.

(a) Third Party Payments. On a Licensed Product-by-Licensed Product and country-by-country basis, Prevail may deduct from any Royalty payment owed to Scribe for the sale of a given Licensed Product in a given country an amount equal to [*] of any payments made by Prevail to a Third Party in consideration for a right or license under such Third Party’s interest in any Intellectual Property Rights necessary or useful for Exploitation of any aspect of such Licensed Product; provided to the extent such Intellectual Property Rights constitute Enabling Technology that Scribe was unable to procure under Section 9.7, then Prevail may deduct in accordance with this section an amount equal to [*] of the payments made by Prevail in consideration for a right or license under such Intellectual Property Rights (collectively, “Third Party License Payments”). In no event will Royalties payable to Scribe for each Licensed Product be reduced in a [*], solely as a result of this Section 8.4.2(a), by more than [*]; provided that an amount eligible for deduction in a given [*] which was not applied because it would have resulted in a reduction of Royalties paid in such [*] by more than [*] can be applied instead in any subsequent [*] during the Royalty Term. [*].

(b) Valid Claim. In any [*] during the Royalty Term, for a Licensed Product for which there is no Valid Claim that Covers such Licensed Product in a country, the Royalty for such Licensed Product will be permanently reduced in such country [*] for such [*] (in addition to any other reductions in this Section 8.4.2(b) ) and thereafter for the remainder of the Royalty Term.

(c) Loss of Market Exclusivity. On a country-by-country basis, from and after (and including) the [*] within which any of the following occurs: (x) the first commercial sale of the first Generic/Biosimilar Equivalent occurred with respect to a Licensed Product (“Loss of Market Exclusivity”); (y) the first commercial sale of the second or subsequent Generic/Biosimilar Equivalent occurred with respect to a Licensed Product (“Further Market Erosion”) or (z) IRA Impact, the Royalty with respect to such Licensed Product in such country shall be permanently reduced as follows: (i) [*] of the rates provided in Section 8.4.1 upon IRA Impact [*], (ii) [*] of the rates provided in Section 8.4.1 upon Loss of Market Exclusivity, (iii) [*] of the rates provided in Section 8.4.1 when [*], and (iv) [*] of the rates provided in Section 8.4.1 upon Further Market Erosion.

(d) Cumulative Royalty Reductions and Limitations. Each of the potential Royalty reductions in this Section 8.4.2 may be taken in addition to, and not in lieu of, any other potential reductions set forth in this Section 8.4.2; provided that in no event will royalties (i) [*], and (ii) [*], be reduced, [*] below [*] (collectively, the “Royalty Floor”).

8.4.3 Payment; Reports. Royalty payments due by Prevail to Scribe will be calculated and reported for each [*] from and after the [*] in which Net Sales are first made hereunder. All Royalties due shall be paid within [*] after the end of each [*] and shall be accompanied by a report setting forth (which report shall be issued within [*] after the end of each [*]), with respect to each [*], on a Licensed Product-by-Licensed Product and country-by-country basis: (a) Net Sales of the Licensed Product by Prevail and its Affiliates and Sublicensees in such country, and (b) a calculation of Royalties due on such Net Sales. For the avoidance of doubt, nothing in this Agreement will require Prevail to disclose its (or any of its Affiliates’ or Sublicensees’) gross-to-net calculation of Net Sales to Scribe or Scribe’s Affiliates.

8.4.4 Method of Payment; Currency Conversion. Unless otherwise agreed by the Parties, all payments due under this Agreement shall be paid in U.S. Dollars by wire transfer or electronic funds transfer of immediately available funds to an account designated by the payee; provided, however, that Prevail shall only be required to disburse funds to the payee’s jurisdiction of incorporation or to a jurisdiction in which the payee has a significant business presence. When conversion of payments from any currency other than U.S. Dollars is required, Prevail’s then-current standard exchange rate methodology will be employed for the translation of foreign currency sales into U.S. Dollars; provided, that this methodology is used by Prevail in translation of its foreign currency operating results, is consistent with U.S. GAAP, is audited by Prevail’s independent certified public accountants in connection with the audit of the consolidated financial statements of Prevail, and is used for external reporting of foreign currency operating results.

8.4.5 Records. Prevail shall keep, and shall cause its Affiliates and Sublicensees to keep, complete and accurate records which may be necessary to ascertain properly and to verify the royalty payments due hereunder. Such records shall be kept for such period of time required by Applicable Laws, but no less than [*] following the end of the calendar year to which they pertain.

8.5. Calculation and Payment of Expense and Margin Sharing. In respect to each Co-Funded Product during the Cost-Sharing Term, the Parties will share Development Costs and U.S. Gross Margin (minus U.S. Eligible Costs), (such share, the “Expense and Margin Sharing”), as further set forth below, as follows:

8.5.1 Scribe Cost Reporting. No later than [*] after the end of each [*] including and following the Cost-Sharing Option Effective Date, Scribe will provide Prevail a detailed, itemized report for the Development Costs (if any and applicable) and U.S. Eligible Costs incurred by Scribe or its Affiliates in such [*], as applicable, for the Co-Funded Products (collectively, “Scribe Costs”). Such report to be in the form set forth in Schedule 8.5.1 or in such other form as the Parties may mutually agree from time-to-time.

8.5.2 Prevail Cost Reporting. No later than [*] after the end of each [*] including and following the Cost-Sharing Option Effective Date, Prevail will provide Scribe a detailed itemized report of the Development Costs and U.S. Eligible Costs, excluding the underlying components of the Supply Price, incurred by Prevail or its Affiliates in such [*], as applicable, for the Co-Funded Products (collectively, the “Prevail Costs”), such report to be in the form set forth in Schedule 8.5.1 or in such other form as the Parties may mutually agree from time-to-time. Under no circumstances will Prevail be obligated to disclose its calculation of any Supply Price (or the component and input costs thereof) in respect of any Co-Funded Product Manufactured by Prevail or a Prevail Affiliate [*].

8.5.3 Gross Margin Share Reporting. No later than [*] after the end of each [*] beginning in the [*] in which such Co-Funded Product is first Launched, Prevail will provide Scribe with a report setting out the U.S. Gross Margin minus U.S. Eligible Costs (the “Gross Margin Share”), excluding the underlying components of the Supply Price, calculated by Prevail in respect of such Co-Funded Product for such [*] for all sales of such Co-Funded Product in the U.S. For the avoidance of doubt, nothing in this Agreement will require Prevail to disclose its (or any of its Affiliates’ or Sublicensees’) gross-to-net calculation of Net Sales to Scribe or Scribe’s Affiliates.

8.5.4 Income Taxes. Subject to Section 8.9, income and withholding taxes imposed on either of the Parties hereunder will not be included in cost sharing hereunder.

8.5.5 Allocation, Reconciliation and True-Up.

(a) Allocation of Development Costs and U.S. Eligible Costs. On a [*] basis, in respect to each Co-Funded Product, (a) Prevail shall be responsible for [*] of the Development Costs and U.S. Eligible Costs during the Cost-Sharing Term, and (b) Scribe shall be responsible for [*] of the Development Costs and U.S. Eligible Costs during the Cost-Sharing Term.

(b) Allocation of Gross Margin Share. On a [*] basis, in respect to each Co-Funded Product, (a) Prevail shall be entitled to or responsible for [*] of the Gross Margin Share during the Cost-Sharing Term, and (b) Scribe shall be entitled to or responsible for [*] of the Gross Margin Share during the Cost-Sharing Term.

(c) True-Up. [*] after the end of each [*], Prevail will provide Scribe a report of the amount each Party is responsible for under Section 8.5.5(a) for such [*], and a report of the amount each Party is entitled to receive under Section 8.5.5(b), as Prevail calculates such amounts based on reports provided under Sections 8.5.1 and 8.5.2, and the report provided by Prevail under Section 8.5.3 (the net of such amounts, the “Co-Funded Product Sharing Amounts”). The Parties will make a balancing payment between the Parties in order to effect the sharing of the Co-Funded Product Sharing Amounts [*] after delivery of such report of the Co-Funded Product Sharing Amount.

8.6. Late Payments. If any payment properly due under this Agreement and not subject to a good faith dispute is not paid when due in accordance with the applicable provisions of this Agreement, the payment shall accrue interest at the rate equal to the [*] or the maximum rate allowable by Applicable Law, whichever is less. The payment of such interest shall not limit the Party entitled to receive payment from exercising any other rights it may have as a consequence of the lateness of any payment.

8.7. [*].

8.8. Taxes on Income. Each Party shall pay all taxes (including related interest and penalties) imposed on its share of income arising directly or indirectly from the efforts of, or the receipt or deemed receipt of any payment by, such Party under this Agreement.

8.9. Tax Withholding. If any taxes (including related interest and penalties) are required to be withheld by a Party with respect to an amount payable to the other Party under this Agreement, such Party shall: (a) withhold such taxes from the payment made to the other Party; (b) timely pay the withheld taxes to the proper taxing authority; (c) send proof of payment to the other Party; and (d) reasonably assist the other Party in its efforts to obtain a refund of or credit for such tax payment in accordance with Section 8.10. Any amount actually withheld and remitted by a Party to a taxing authority pursuant to this Section 8.9 shall be treated for all purposes of this Agreement as paid to the other Party. No amount shall be withheld, or a reduced amount shall be withheld, as applicable, if, in accordance with Section 8.10, a Party that is entitled to a payment timely furnishes the other Party with the necessary tax forms and other documents required by Applicable Law, which shall be in a form reasonably satisfactory to the Party receiving the documents, identifying that the relevant payment is exempt from tax or subject to a reduced tax rate.

8.10. Tax Cooperation. The Parties shall cooperate with one another and use commercially reasonable efforts to reduce or eliminate tax withholding or similar obligations with respect to any payments made by one Party to the other Party under this Agreement. The Party entitled to receive a payment shall, upon reasonable request, provide the paying Party with any tax forms that may be reasonably necessary in order for the paying Party not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Law, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax.

8.11. Financial Records. Prevail shall, and shall cause its Affiliates and its and their Sublicensees to, keep complete and accurate financial books and records which may be necessary to ascertain properly and to verify the Royalty payments due hereunder, including the Co-Funded Product Sharing Amounts and the Gross Margin Share. Each Party shall, and shall cause its Affiliates and its and their Sublicensees to, retain such books and records until the later of: (a) [*] after the end of the period to which such books and records pertain; and (b) the expiration of the applicable tax statute of limitations (or any extensions thereof) or for such longer period as may be required by Applicable Law.

8.12. Audits.

8.12.1 During the Term, upon the written request of the other Party, each Party shall, and shall cause its Affiliates and its and their Sublicensees to, permit a “Big Four” independent, certified public accountant (e.g., Deloitte, KPMG, PWC or EY), designated by the other Party and reasonably acceptable to the audited Party, at reasonable times and upon reasonable notice, to audit the books and records maintained by or on behalf of the audited Party pursuant to

Section 8.11 to ensure the accuracy of all reports and payments made by such audited Party hereunder; provided, that such examinations must be of a reasonably tailored scope, and may not: (a) be conducted more than once in any [*] period (unless a previous audit during such [*] period revealed an underpayment with respect to such period); or (b) be repeated for any [*]. The independent, certified public accountant shall report to Scribe and Prevail only the amounts of Net Sales, Royalties, Co-Funded Product Sharing Amounts, and Gross Margin Share due and payable. Except as provided below, the cost of any such audit shall be borne by the auditing Party, unless the audit reveals a variance of more than [*] from the reported amounts or [*], whichever is greater, in which case the audited Party shall bear the cost of the audit. Unless disputed, if such audit concludes that: (i) additional amounts were owed by the audited Party, the audited Party shall pay the additional amounts with interest from the date originally due as provided in Section 8.6 or (ii) excess payments were made by the audited Party, the auditing Party shall reimburse such excess payments, in each case ((i) or (ii)), [*] after the date on which such audit is completed by the auditing Party.

8.12.2 The receiving Party shall treat all information subject to review under this Section 8.12 in accordance with Article 12 and the Parties shall cause the auditors referenced in this Section 8.12 to enter into a reasonably acceptable confidentiality agreement with the audited Party obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement.

8.12.3 [*].

ARTICLE 9

INTELLECTUAL PROPERTY

9.1. In General. As between the Parties: (a) each Party shall own and retain all right, title and interest in and to all of its Background IP; and (b) subject to Section 9.2:

9.1.1 all right, title, and interest in and to all Know-How Generated solely by or on behalf of Scribe (or its Affiliates) in the course of activities conducted under this Agreement, and any and all Patent and other Intellectual Property Rights with respect thereto, shall be exclusively owned by Scribe (the “Scribe Collaboration IP”);

9.1.2 all right, title, and interest in and to all Know-How Generated solely by or on behalf of Prevail (or its Affiliates or its or their Sublicensees) in the course of activities conducted under this Agreement, and any and all Patents and other Intellectual Property Rights with respect thereto, shall be exclusively owned by Prevail (the “Prevail Collaboration IP”); and

9.1.3 all right, title, and interest in and to all Know-How Generated jointly by or on behalf of Prevail (or its Affiliates or its or their Sublicensees) and Scribe (or its Affiliates) in the course of activities conducted under this Agreement (“Joint Know-How”) and any and all Patents (“Joint Patents”) and other Intellectual Property Rights with respect to the Joint Know-How (collectively, together with the Joint Know-How and Joint Patents, “Joint IP”) shall be owned jointly by Prevail and Scribe.

Subject to the terms of this Agreement: (a) each Party shall have the right to practice, grant licenses under, and transfer any Joint IP (subject to the licenses granted Prevail hereunder); (b) neither Party shall have any obligation to account to the other for profits or to obtain any approval of the other Party to license or Exploit any Joint IP, including by reason of joint ownership thereof; and (c) each Party hereby waives any right it may have under the laws of any jurisdiction to require any such consent or accounting; provided that, in Exploiting or licensing such Joint IP, neither Party shall have any right or license to the underlying Background IP of the other Party, in each case, not otherwise expressly granted elsewhere in this Agreement.

9.2. Exceptions.

9.2.1 Notwithstanding Section 9.1, as between the Parties, Scribe shall exclusively own [*].

9.2.2 Notwithstanding Section 9.1, as between the Parties, Prevail shall exclusively own [*].

9.3. United States Law. The determination of whether Know-How is Generated by a Party for the purpose of allocating intellectual or other proprietary rights therein, shall be made in accordance with the United States patent law and other Applicable Law in the United States without regard to conflict of law, irrespective of where or when such Generation occurs. In the event that United States law otherwise would not apply to the Generation of any Know-How hereunder, each Party shall, and does hereby, assign, and shall cause its Affiliates and its and their licensees and Sublicensees to assign, to the other Party, without additional compensation, such right, title, and interest in and to any Know-How and proprietary intellectual property rights with respect thereto (including all rights of action and claims for damages and benefits arising due to past and present infringement of such rights), as is necessary to fully effect, as applicable, the provisions of this Article 9.

9.4. Assignment Obligation. Each Party shall cause its and its Affiliates’ and its and their Sublicensees’ employees and representatives, and shall use commercially reasonable efforts to cause any Third Party who performs any activities on behalf of such Party under this Agreement or who Generates any Know-How by or on behalf of such Party or any of its Affiliates or its or their Sublicensees under this Agreement, to assign all inventions (or, if such Party, Affiliate, or Sublicensee is unable to cause any such Third Party to agree to such assignment obligation despite such Party’s, Affiliate’s, or Sublicensee’s commercially reasonable efforts to negotiate such assignment obligation, to such Party or any of its Affiliates or Sublicensees shall cause such Third Party to provide an exclusive license under their rights in any Know-How resulting therefrom, including all rights of action and claims for damages and benefits arising due to past and present infringement of such Know-How) to such Party or any of its Affiliates or Sublicensees, except where Applicable Law requires otherwise and except in the case of governmental or not-for-profit institutions that have standard policies against such an assignment (in which case a suitable license, or right to obtain such a license, shall be obtained). Each Party shall use reasonable efforts to promptly disclose to the other Party in writing any Generated Know-How arising in the course of activities under this Agreement, including any invention disclosures, or other similar documents, submitted to it by its Sublicensees, employees and representatives describing such Know-How, and all information relating to such Know-How to the extent necessary or useful for preparation, filing and maintenance of any Patent with respect to such Know-How.

9.5. Inventor’s Remuneration. Each Party shall be solely responsible for any remuneration that may be due such Party’s inventors under any applicable inventor remuneration laws.

9.6. Independent Development. Subject to the licenses and obligations of exclusivity granted hereunder, nothing in this Agreement shall be construed as limiting either Prevail’s or Scribe’s right to research, develop, improve and in-license technology related to the Intellectual Property Rights of Prevail (in the case of Prevail) or the Intellectual Property Rights of Scribe (in the case of Scribe) outside the scope of this Agreement in its ordinary course of business.

9.7. Enabling Technology IP. As between the Parties (a) [*], and (b) subject to Section 8.4.2(a), [*].

9.8. Other Scribe-Licensed Technology. If Scribe acquires or licenses any Patent with the right to grant a license or sublicense (as applicable) to Prevail and, to Scribe’s knowledge, such Patent is necessary for Prevail to Exploit Licensed Products (other than with respect to Enabling Technology which is the subject of Section 9.7), Scribe shall, promptly following execution of the relevant agreement (a “Scribe Future In-License”), notify Prevail and disclose to Prevail (a) the subject matter of the Scribe Future In-License, (b) any payments (such as royalties, milestone payment or the like) that would be directly attributable to Prevail’s exercise of rights hereunder [*], and (c) any terms of the Scribe Future In-License with which Prevail would be required to comply to enjoy the benefit of a license or sublicense (“Scribe Future In-License Flow-Down Terms”). For any Scribe Future In-License that contains such payment obligations, Scribe shall use reasonable efforts to ensure that [*]. If requested by Prevail, Scribe will facilitate discussions with the relevant licensor [*] of such Scribe Future In-License. Prevail may notify Scribe at any time if it wishes to have the benefit of a sublicense under any Scribe Future In-License, in which case Scribe will, [*]. Conversely, Prevail may at any later time notify Scribe that it no longer wishes to have the benefit of a sublicense under any Scribe Future In-License in accordance with the terms of the applicable Scribe Future-In License, in which case [*].

9.9. Patent Prosecution and Maintenance.

9.9.1 Rights to Prosecute and Maintain Patents. As between the Parties:

(a) Prevail shall have, (i) the sole right, but not the obligation, to Prosecute and Maintain any Patent that [*] (“Licensed Product IP”), (ii) the sole right, but not the obligation, to Prosecute and Maintain any Patent that constitutes or claims any Prevail IP, and (iii) the first right, but not the obligation, to Prosecute and Maintain any Joint Patent, in each case (i) through (iii), at Prevail’s sole cost and expense.

(b) Scribe shall have (i) the sole right, but not the obligation, to Prosecute and Maintain any Patent that constitutes or claims any Scribe IP, other than Licensed Product IP, and (ii) the secondary right, but not the obligation, to Prosecute and Maintain any Joint Patent, in each case (i) and (ii), at Scribe’s sole cost and expense.

9.9.2 Scribe Secondary Right with Respect to Joint Patents and Licensed Product IP. Prevail shall notify Scribe as to any final decision not to initiate or continue Prosecution and Maintenance of any Joint Patent and Licensed Product IP at least [*] prior to any filing or payment due date, or any other due date that requires action to avoid loss of rights, in connection with such Joint Patent or Licensed Product IP. Thereafter, Scribe may, upon written notice to Prevail, Prosecute and Maintain such Joint Patent worldwide, at its sole cost and expense, using counsel of its choice, so long as Prevail’s election not to Prosecute and Maintain such Joint Patent or Licensed Product IP is not based upon a reasonable strategic decision that Prevail has made in good faith for the benefit of the Licensed Product.

9.9.3 Cooperation of the Parties. With respect to Joint Patents or Licensed Product IP, the Party responsible for Prosecution and Maintenance shall (a) provide the other Party with all copies of material communications from patent authorities in the Territory, filings, responses, or submissions regarding any such Prosecution and Maintenance, and (b) consider in good faith any comments or feedback provided by the other Party with respect thereto at least [*] prior to any filing deadlines (to the extent reasonably practicable). Each Party shall cooperate fully with the other Party in the Prosecution and Maintenance of Patents under this Section 9.9 at its own cost (except as expressly set forth otherwise in this Article 9), including by: (a) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, to enable the other Party to apply for and to Prosecute and Maintain such Patents in any country; and (b) promptly informing the other Party of any material matters coming to such Party’s attention that may affect the Prosecution and Maintenance of any such Patents. Each Party will use reasonable efforts via good faith consultation to avoid creating potential issues in Prosecution and Maintenance of Patents under this Section 9.9.

9.10. Infringement or Misappropriation by Third Parties.

9.10.1 Notice. Each Party shall notify the other [*] of becoming aware of any alleged or threatened infringement by a Third Party of any Patents of the other Party in the Field in the Territory, in each case, with respect to any activity that would be covered by the exclusivity of the license grant under Sections 6.1 or 7.2, and any related declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of any of the Patents of the other Party (collectively, “Infringement”).

9.10.2 Rights to Initiate Proceedings. As between the Parties:

(a) Prevail shall have (i) the sole right, but not the obligation, to initiate any proceedings or take other appropriate actions against an Infringement, or defend against any challenge, of Prevail IP, (ii) the first right, but not the obligation, to initiate any proceedings or take other appropriate actions against an Infringement, or defend against any challenge, of Licensed Product IP, and (iii) the first right, but not the obligation, to initiate any proceedings or take other appropriate actions against Infringement, or defend against any challenge, of Joint IP to the extent the foregoing is competitive with a Licensed Product, in each case (i) through (iii), at Prevail’s sole cost and expense.

(b) Scribe shall have (i) the secondary right, but not the obligation, to initiate any proceedings or take other appropriate actions against an Infringement, or defend against any challenge, of Licensed Product IP, (ii) the secondary right, but not the obligation, to initiate any proceedings or take other appropriate actions against an Infringement, or defend against any challenge, of Joint IP to the extent the foregoing is competitive with a Licensed Product, and (iii) other than as set forth in this Section 9.10.2, the sole right, but not the obligation, to initiate any proceedings or take other appropriate actions against an Infringement, or defend against any challenge, of Scribe IP, in each case (i) through (iii), at Scribe’s sole cost and expense.

9.10.3 Scribe’s Secondary Right with Respect to Licensed Product IP and Joint IP. If Prevail fails to institute or prosecute an Infringement, or defend against any challenge, in each case as set forth in Section 9.10.2(a)(ii) or (iii), within a period of [*] after the first notice of the applicable Infringement under Section 9.9.1, then Scribe may, upon written notice to Prevail, institute, prosecute and control such Infringement, or defend against such challenge, at its sole cost and expense using counsel of its choice, so long as Prevail’s election not to institute or prosecute such Infringement is not based upon a reasonable strategic decision that Prevail has made in good faith for the benefit of the Licensed Product.

9.10.4 Cooperation. At the request and expense of the Party bringing an action under this Section 9.10.4, the other Party shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required by Applicable Law to pursue such action. In connection with any such enforcement action, the Party bringing such action shall not enter into any settlement admitting the invalidity or non-infringement of, or otherwise impairing the other Party’s rights in the applicable Patents without the prior written consent of the other Party.

9.10.5 Settlement; Recovery. Unless otherwise set forth herein, the controlling Party shall have the right to settle any Infringement pursuant to this Section 9.10; provided, that neither Party shall have the right to settle any such action in a manner that imposes any liability on, or involves any admission by, the other Party, without the express written consent of such other Party (which consent shall not be unreasonably withheld, conditioned, or delayed). Any recovery realized as a result of any Infringement described in this Section 9.10 (whether by way of settlement or otherwise) shall be first allocated to reimburse the Parties for their costs and expenses in making such recovery, which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses. Any remainder after such reimbursement is made (a) in the case of Prevail as the enforcing Party, such remainder shall be retained by Prevail; provided, that, to the extent that any award or settlement amount (whether by judgment or otherwise) is based on loss of sales or profits with respect to a Licensed Product attributable to the infringement of Scribe IP or Joint IP, such amount shall be treated as Net Sales in the calendar year in which the amount is actually received and subject to the royalty payments under Section 8.4, and (b) in the case of Scribe as the enforcing Party, such remainder shall be retained by Scribe; provided, that, to the extent that any award or settlement amount (whether by judgment or otherwise) is based on loss of sales or profits with respect to a Licensed Product attributable to the infringement of Scribe IP or Joint IP, such amount shall be shared equally between Scribe and Prevail. For clarity, only the Party controlling an action shall be considered the enforcing Party, and in no event shall a joining party to such action be considered an enforcing Party.

9.10.6 Biosimilar Applications. Notwithstanding the foregoing, Prevail shall have the first right, but not the obligation, to prosecute and manage any litigation with respect to Generic/Biosimilar Equivalents and any proceedings associated therewith, including any invalidity, unpatentability or unenforceability challenges, oppositions and post-grant proceedings in connection therewith. If either Party receives a notice or a copy of an application submitted to the FDA or its foreign counterpart for a Generic/Biosimilar Equivalent (a “Biosimilar Application”) for which a Licensed Product is a “reference product” as such term is used in Section 351(i)(4) of the PHSA, or an equivalent under its foreign counterpart, whether or not such notice or copy is provided under any Applicable Laws, either Party shall, [*], notify and provide the other Party copies of such notice or communication to the extent permitted by Applicable Law. Prevail shall carry out any such rights and responsibilities of the “reference product sponsor,” as defined in Section 351(l)(1)(A) of the PHSA, for purposes of such Biosimilar Application, including bringing an action for patent infringement under Section 351(l)(6) of the PHSA based on any Patents Covering the Generic/Biosimilar Equivalent. If requested by Prevail, Scribe shall seek to obtain access to the Biosimilar Application and related confidential information, including in accordance with Section 351(l)(1)(B)(iii) of the PHSA, if applicable. If permitted pursuant to Applicable Law, upon Prevail’s request, Scribe shall assist Prevail in identifying and listing any and all relevant Scribe Patents pursuant to Section 351(l)(1)(3)(A) or Section 351(l)(7) of the PHSA, in preparing, pursuant to section 351(l)(3)(C) of the PHSA, a detailed statement regarding the reference product sponsor’s opinion that any such patent will be infringed and a response to the statement by the filer of the Biosimilar Application concerning validity and enforceability, in negotiating with the filer of the Biosimilar Application pursuant to Section 351(l)(4) of the PHSA, and in selecting Patents for and conducting litigation pursuant to Section 351(l)(5), Section 351(l)(6), and Section 351(l)(9) of the PHSA, to the extent applicable, and shall cooperate with Prevail in responding to relevant communications with respect to such lists and statements from the filer of the Biosimilar Application. Upon Prevail’s request, Scribe shall assist in seeking an injunction against any commercial marketing by the filer of a Biosimilar Application as permitted pursuant to Section 351(l)(8)(B) of the PHSA or in filing an action for infringement against the filer of such Biosimilar Application.

9.11. Defense and Settlement of Third Party Claims. Each Party shall promptly notify the other in writing of: (a) any allegation by a Third Party that the activity of either of the Parties pursuant to this Agreement infringes or may infringe the Intellectual Property Rights of such Third Party; or (b) any declaratory judgment action that is brought naming either Party as a defendant and alleging invalidity of any of the Prevail Patents or Scribe Patents. Scribe has the sole right to control any defense of any such claim described in (a) involving alleged infringement of Third Party rights by Scribe’s activities at its own expense and by counsel of its own choice, and Prevail may, at its own expense, be represented in any such action by counsel of its own choice. Prevail has the sole right to control any defense of any such claim described in (a) involving alleged infringement of Third Party rights by Prevail’s activities at its own expense and by counsel of its own choice, and Scribe may, at its own expense, be represented in any such action by counsel of its own choice. Neither Party may settle any patent infringement litigation under this Section 9.11 in a manner that admits the invalidity or unenforceability of the other Party’s Patents or imposes on the other Party restrictions or obligations or other liabilities, without the written consent of such other Party, which consent shall not be unreasonably withheld, conditioned, or delayed. Nothing in this Section 9.11 will limit any indemnification rights or obligations of a Party under Section 11.1.

9.12. Patent Extension. Prevail shall have the sole right, and Scribe shall have no right, to determine which Patent claiming or Covering a Licensed Product should be extended, and thereafter Prevail may obtain patent term restorations, supplemental protection certificates or their equivalents, and other forms of patent term extensions for a given Licensed Product with respect to any applicable Scribe Patent or Prevail Patent in any country or region where applicable. Prevail shall have final decision-making authority with respect to decisions regarding patent term extensions with respect to Prevail Patents; provided that with respect to Licensed Patents that are not within the Licensed Product IP, Prevail shall have the right to obtain patent term restorations, supplemental protection certificates or their equivalents, and other forms of patent term extensions upon written consent from Scribe, which shall be at Scribe’s sole discretion.

9.13. CREATE Act. It is the Parties’ intention that this Agreement is a “joint research agreement” as that phrase is defined in 35 U.S.C. § 102(c) as amended by the Cooperative Research and Technology Enhancement (CREATE) Act, including the provisions of 35 U.S.C. § 102(b)(2)(c). The Parties agree to cooperate and to take reasonable actions to maximize the protections available for the Licensed Products under such safe harbor provisions.

9.14. Trademarks. Prevail shall have the right to select, and will be free, in its sole discretion, to use and to register in any trademark office in the Territory, any trademark for use with a Licensed Product (the “Licensed Product Trademarks”). As between the Parties, Prevail shall own all right, title and interest in and to any such Licensed Product Trademarks adopted by Prevail for use with Licensed Product, and is responsible for the registration, filing, maintenance and enforcement thereof.

ARTICLE 10

REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1. Mutual Representations and Warranties. Each of Prevail and Scribe represent and warrant, as of the Effective Date, that:

10.1.1 it is duly organized and validly existing under the Applicable Laws of the jurisdiction of its incorporation or formation, as applicable, has full corporate, limited liability company or other power and authority, as applicable, to enter into this Agreement and to carry out the provisions hereof, and has sufficient facilities, experienced personnel or other capabilities (including via Affiliates and/or Third Parties) to enable it to perform its obligations under this Agreement;

10.1.2 it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the individual executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate, limited liability company or other action, as applicable; and

10.1.3 this Agreement is legally binding upon it and enforceable in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, bank moratorium or similar laws affecting creditors’ rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity) and the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate action and do not and will not: (a) conflict with, or constitute a default or result in a breach under, any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, or violate any Applicable Law; or (b) require any consent or approval of its stockholders or similar.

10.2. Scribe Representations and Warranties. Scribe represents, warrants and covenants to Prevail that, as of the Effective Date:

10.2.1 No Unavailable Initial Targets; Reserved Target. As of the Effective Date, Scribe is party to no agreement (or commitment to negotiate such an agreement) that would limit its ability to license Intellectual Property Rights of Scribe under any Initial Target or the Reserved Target to Prevail, including on an exclusive basis, as set forth in Article 6.

10.2.2 No Grants that Conflict with this Agreement. Scribe and its Affiliates have not granted, and will not grant during the Term, any rights (or other encumbrances) to any Third Party under the Intellectual Property Rights of Scribe that prevent or conflict with the rights granted to Prevail hereunder.

10.2.3 Control over Know-How and Patents. Scribe has Control over all Intellectual Property Rights owned by it or its Affiliates that are necessary or reasonably useful for the Exploitation of Licensed Products in the Field, as known to be contemplated by this Agreement.

10.2.4 Existing Patents.

(a) All Patent rights issued or subject to a pending application for issuance that are contained in the Intellectual Property Rights of Scribe, and existing and subject to the license granted to Prevail under Section 6.1 and Section 6.2 as of the Effective Date are listed on Exhibit 10.2.4(a) (the “Existing Patents”).

(b) All Existing Patents: (i) are to the extent issued, and to Scribe’s knowledge, subsisting and not invalid or unenforceable, in whole or in part, or confer a valid right to claim priority thereto; (ii) are solely and exclusively owned by, or exclusively licensed to Scribe, free of any encumbrance, lien or claim of ownership by any Third Party that would adversely affect the licenses granted to Prevail hereunder; (iii) are to the extent subject to a pending application for issuance, and to Scribe’s knowledge with respect to Existing Patents that are licensed to Scribe, being diligently prosecuted in good faith in the respective patent offices in which such applications have been filed in accordance with Applicable Law and, to Scribe’s knowledge, all material references, documents and information have been presented to the relevant patent office in respect of such Existing Patents to the extent required by such patent office; and (iv) are, and to Scribe’s knowledge with respect to Existing Patents that are licensed to Scribe, filed and maintained in accordance with applicable Patent office rules, and all applicable fees applicable thereto have been paid on or before any final due date for payment.

(c) Neither Scribe nor any of its Affiliates have taken any action that would render unpatentable (including by means of the “on-sale bar” doctrine or prior publication) any invention claimed in the Existing Patents.

(d) The Existing Patents represent all Patents of Scribe and its Affiliates that relate to the Scribe Platform or exploitation thereof.

10.2.5 No Third Party Agreements. Other than the UC Berkeley License, there are no license or other agreements from Third Parties regarding the exploitation of any Intellectual Property Rights of Scribe or other Scribe materials contemplated to be provided by Scribe to Prevail hereunder, to which Scribe or its Affiliate is a party.

10.2.6 Litigation and Actions Relating to Intellectual Property. Scribe: (a) has not received any written notice of any threatened claims or litigation seeking to invalidate or otherwise challenge the Intellectual Property Rights of Scribe subject to the licenses granted to Prevail pursuant to Article 6; and (b) is not aware of any pending or threatened action, suit, proceeding or claim by a Third Party asserting that Scribe or any of its Affiliates is infringing or has misappropriated or otherwise is violating any Patent right, trade secret or other proprietary right of any Third Party as would reasonably be expected to impair the ability of Scribe to fulfill any of its obligations under this Agreement.

10.2.7 Other Material Claims and Actions. There are no claims, actions, or proceedings pending or, to Scribe’s knowledge, threatened by any Third Party; and to Scribe’s knowledge, there are no formal inquiries initiated or written notices received that may lead to the institution of any such legal proceedings; in each case (or in aggregate) against Scribe or its properties, assets or business, which if adversely decided, would, individually or in the aggregate, have a material adverse effect on, or prevent Scribe’s ability to conduct the Research or to grant the licenses or rights granted to Prevail under this Agreement.

10.2.8 Assignment by Employees, Agents and Consultants. Except with respect to Scribe has obtained from each of its current employees, consultants and contractors, in each case who perform research and development activities pursuant to this Agreement, written agreements containing obligations of confidentiality and non-use and an assignment to Scribe of all inventions (and all of such Person’s rights thereto) for which Scribe or Prevail is intended to have ownership or license rights under this Agreement such that no such employee, contractor or consultant shall retain any rights to such inventions that would prevent or conflict with Prevail’s rights of ownership or use of such inventions contemplated by this Agreement.

10.2.9 No Government Funding. The inventions claimed or covered by the Existing Patents (other than UCB-Licensed Patents) (a) were not conceived, discovered, developed or otherwise made in connection with any research activities funded, in whole or in part, by, or otherwise using the resources of, any Governmental Authority (whether of the U.S., the United Kingdom, or otherwise); (b) are not a “subject invention” as that term is described in 35 U.S.C. Section 201(e) and (c) are not otherwise subject to the provisions of the Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 U.S.C. §§ 200-212, as amended, as well as any regulations promulgated pursuant thereto, including in 37 C.F.R. Part 401 (the “Bayh-Dole Act”). Scribe and its Affiliates have complied with the applicable provisions of the Bayh-Dole Act, in a manner that protects and preserves Scribe’s right, title and interest in such inventions to the maximum extent permitted by law.

10.3. Mutual Covenants.

10.3.1 Debarment. Each Party represents, warrants and covenants to the other Party that neither it nor its officers, employees, agents, consultants or any other person used by such Party in the performance of the respective research and development activities under this Agreement is: (a) debarred or disqualified under the FD&C Act; (b) listed by any government or regulatory agencies as ineligible to participate in any government healthcare programs or government procurement or non-procurement programs (as that term is defined in 42 U.S.C. § 1320a-7b(f)), or excluded, debarred, suspended or otherwise made ineligible to participate in any such program; or (c) convicted of a criminal offense related to the provision of healthcare items or services, or is subject to any such pending action. Each Party will not during the Term knowingly, employ or use, directly or indirectly, including through Affiliates the services of any such person. In the event that either Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to such Party, directly or indirectly, including through Affiliates or, in the case of Prevail, Sublicensees, which directly or indirectly relate to activities contemplated by this Agreement, such Party shall promptly notify the other Party in writing and such Party shall cease employing, contracting with, or retaining any such person to perform any such services.

10.3.2 Protection of Information. Each Party agrees that during the Term of this Agreement, and without limiting its obligations hereunder, each Party shall implement technical and organizational measures to protect all information under the Agreement that are appropriate and that provide no less protection than both (a) good industry practice (i.e., in accordance with ISO 27001 and/or similar industry standards) and (b) such Party’s measures to protect its own information of a similar nature or importance.

10.4. Compliance.

10.4.1 Compliance with this Agreement. Each of the Parties shall, and shall cause their respective Affiliates to, comply in all material respects with the terms of this Agreement and Scribe will comply with the UC Berkeley License.

10.4.2 Compliance with Applicable Laws. Each Party covenants to the other that in the performance of its obligations under this Agreement, such Party shall comply with, and shall cause its Affiliates and its Affiliates’ employees and contractors to comply, with all Applicable Laws. No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any Applicable Laws.

10.4.3 Compliance with Party-Specific Regulations. In carrying out their respective obligations under this Agreement, the Parties agree to cooperate with each other as may reasonably be required to help ensure that each is able to fully meet its obligations with respect to all judgments, decrees, orders or similar decisions issued by any Governmental Authority specific to a Party, and all consent decrees, corporate integrity agreements, or other agreements or undertakings of any kind by a Party with any Governmental Authority, in each case as the same may be in effect from time to time and applicable to a Party’s activities contemplated by this Agreement (the “Party-Specific Regulations”). Each Party shall be responsible for providing the other Party with any Party-Specific Regulations applicable to the other Party, including any updates to such Party-Specific Regulations, and the covenant in the preceding sentence shall only apply to the extent such Party-Specific Regulations and any updates thereto have been provided to the other Party. Neither Party shall be obligated to pursue any course of conduct that would result in such Party being in material breach of any Party-Specific Regulation applicable to it; provided that in the event that a Party refuses to fulfill its obligations under this Agreement in any material respect on such basis, the other Party shall have the right to terminate this Agreement in accordance with Section 13.2; however, under such circumstances, such termination, including the applicable effects of such termination set forth in Sections 13.5 and 13.6, shall be the sole remedy for such terminating Party and such terminating Party shall not be entitled to any other remedy under law or equity. All Party-Specific Regulations are binding only in accordance with their terms and only upon the Party to which they relate.

10.4.4 Compliance with Internal Compliance Codes. All Internal Compliance Codes shall apply only to the Party to which they relate. The Parties agree to cooperate with each other to help ensure that each Party is able to comply with the substance of its respective Internal Compliance Codes and, to the extent practicable, each Party shall operate in a manner consistent with its Internal Compliance Codes applicable to its performance under this Agreement. “Internal Compliance Codes,” as used in this Section 10.4.4, means a Party’s internal policies and procedures intended to ensure that a Party complies with Applicable Laws, Party-Specific Regulations, and such Party’s internal ethical, medical and similar standards.

10.4.5 Compliance with Anti-Corruption Laws. In connection with this Agreement, the Parties shall comply with all applicable local, national, and international laws, regulations, and industry codes dealing with government procurement, conflicts of interest, corruption or bribery, including, if applicable, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any laws enacted to implement the Organisation of Economic Cooperation and Development Convention on Combating Bribery of Foreign Officials in International Business Transactions.

10.4.6 Compliance with Privacy Laws. In connection with this Agreement, Scribe and its Affiliates, and any Person acting for or on its or their behalf, will comply with all Applicable Laws with respect to data protection and privacy laws with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information, including providing any notice, obtaining any consent or prior authorization, and conducting any assessment required under Applicable Laws.

10.4.7 Prohibited Conduct. Without limiting the other obligations of the Parties set forth in this Section 10.4.7, each Party covenants to the other that, as of the Effective Date and in the performance of its obligations under this Agreement through the expiration and termination of this Agreement, such Party and, to its knowledge, its Affiliates and its Affiliates’ employees and contractors, in connection with the performance of their respective obligations under this Agreement, have not made, offered, given, promised to give, or authorized, and will not make, offer, give, promise to give, or authorize, any bribe, kickback, payment or transfer of anything of value, directly or indirectly through Third Parties, to any Government Official for the purpose of: (a) improperly influencing any act or decision of the Person or Government Official; (b) inducing the Person or Government Official to do or omit to do an act in violation of a lawful or otherwise required duty; (c) securing any improper advantage; or (d) inducing the Person or Government Official to improperly influence the act or decision of any organization, including any government or government instrumentality, to assist any Party in obtaining or retaining business. For the purpose of this Section 10.4.7 “Government Official” means: (x) any officer, employee (including physicians, hospital administrators, or other healthcare professionals), agent, representative, department, agency, de facto official, representative, corporate entity, instrumentality or subdivision of any government, military or international organization, including any ministry or department of health or any state-owned or affiliated company or hospital; (y) any candidate for political office, any political party or any official of a political party, in each case for the purpose of obtaining or retaining business for or with, or directing business to, any Person, including either Party; or (z) any Person acting in an official capacity on behalf of any of the foregoing.

10.4.8 Trade Sanctions.

(a) Each Party agrees to comply with all applicable trade sanctions and export control laws and regulations, including where applicable the U.S. trade sanctions administered by the U.S. Treasury Department’s Office of Foreign Assets Control (31 C.F.R. Part 501 et seq.), the U.S. Export Administration Regulations (15 C.F.R. Part 734 et seq.), and European Union trade sanctions and export laws (including without limitation Council Regulation (EC) No. 428/2009 (as amended)).

(b) Each Party represents and warrants that neither such Party, its directors, executive officers, agents, nor any person having a controlling interest in such Party are (a) a person targeted by trade or financial sanctions under the laws and regulations of the United Nations, the United States, the European Union and its Member States, the United Kingdom or any other jurisdiction that is applicable to the licenses or rights granted, or activities to be performed, under this Agreement, including but not limited to persons designated on the U.S. Department of the Treasury, Office of Foreign Assets Control’s List of Specially Designated Nationals and Other Blocked Persons and Consolidated Sanctions List, the U.S. State Department’s Non-proliferation Sanctions Lists, the UN Financial Sanctions Lists, the EU’s Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions, and the UK HM Treasury Consolidated Lists of Financial Sanctions Targets; (b) incorporated or headquartered in, or organized under the laws of, a territory subject to comprehensive U.S. sanctions (each, a “Sanctioned Territory”) (currently, Cuba, Iran, Crimea, North Korea and Syria, but subject to change at any time) or (c) directly or indirectly owned or controlled by such persons (together “Restricted Person”). Each Party further represents and warrants that it shall notify the other Party in writing immediately if such Party or any of its directors, executive officers, agents, or any person having a controlling interest in such Party becomes a Restricted Person or if such Party becomes directly or indirectly owned or controlled by one or more Restricted Persons.

(c) Each Party agrees that no Intellectual Property Rights licensed under this Agreement, Lead Molecules, Candidates or Licensed Products (or any components thereof) will be used, sold, transferred, or otherwise made available, directly or indirectly, to or for the benefit of a Sanctioned Territory or Restricted Person without the prior written approval from the other Party.

10.4.9 Disclaimer. Except as otherwise expressly set forth in this Article 10, neither Party makes any representations or extends any warranties of any kind, either express or implied, including warranties of merchantability, quality, fitness for a particular purpose, noninfringement, or validity of patent claims. Nothing in this Agreement shall be construed as a representation made or warranty given by either Party that either Party will be successful in obtaining any Patents or that any Patents will issue based on a pending application. Without limiting the respective rights and obligations of the Parties expressly set forth herein, each Party specifically disclaims any guarantee that any Licensed Products will be successful, in whole or in part. Each Party acknowledges that the results of a Research Plan (including whether a Lead Molecule or Candidate will result from the Research Plan), as well as the development and commercial performance of any Licensed Product are inherently uncertain, and neither Party provides any assurance, representation or warranty that a Lead Molecule will be identified (or if identified will advance to a Candidate), or that a Licensed Product will be developed or commercialized.

ARTICLE 11

INDEMNIFICATION

11.1. Indemnity.

11.1.1 By Scribe. Subject to Section 11.1.3, Scribe shall defend, indemnify and hold harmless Prevail and its Affiliates, and their respective directors, officers, employees, and agents (each, a “Prevail Indemnitee”) from and against any and all costs, fees, expenses, losses, liabilities, and damages, including reasonable legal expenses and attorneys’ fees (collectively, “Losses”) to which any Prevail Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (a “Claim”) to the extent such Claim and Losses arise out of: (a) the gross negligence or willful misconduct of Scribe or its Affiliates in connection with performance of its activities under this Agreement; (b) the breach of this Agreement or the representations, warranties, and covenants made hereunder by Scribe; (c) the infringement of the Intellectual Property Rights of a Third Party by the activities conducted by Scribe or its Affiliates under the Research Program; and (d) the Exploitation of any Licensed Target or Reserved Target, compound or Licensed Product by or on behalf of Scribe or its Affiliates (including from product liability and intellectual property infringement claims, but except to the extent resulting from the incorporation of Prevail IP therein), except, in each case, to the extent such Losses result from matters described in clause (a), (b), or (c) of Section 11.1.2.

11.1.2 By Prevail. Subject to Section 11.1.3, Prevail shall defend, indemnify and hold harmless Scribe, its Affiliates, and their respective directors, officers, employees and agents (each, a “Scribe Indemnitee”) from and against any and all Losses to which any Scribe Indemnitee may become subject as a result of any Claim to the extent such Claim and Losses arise out of: (a) the gross negligence or willful misconduct of Prevail, its Affiliates, or their respective Sublicensees in connection with performance of its or their activities under this Agreement; (b) the breach of this Agreement or the representations, warranties and covenants made hereunder by Prevail; or (c) other than where such activity is performed by Scribe or its Affiliates on behalf of Prevail, its Affiliates or their respective Sublicensees, the Exploitation of any Licensed Product by or on behalf of Prevail, its Affiliates, or their respective Sublicensees (including from product liability and intellectual property infringement claims, but except to the extent resulting from the incorporation of the Intellectual Property Rights of Scribe therein); except, in each case, to the extent such Losses result from matters subject to clauses (a), (b) or (c) of Section 11.1.1.

11.1.3 Procedure. A Party that intends to claim indemnification under this Article 11 (the “Indemnitee”) shall promptly notify the Indemnitor (the “Indemnitor”) in writing of any Claim in respect of which the Indemnitee intends to claim such indemnification. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Claim shall only relieve the Indemnitor of its indemnification obligations under this Article 11 if and to the extent the Indemnitor is actually and materially prejudiced thereby. The Indemnitor has sole control of the defense or settlement thereof. The Indemnitee shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Claim covered by this indemnification. The Indemnitee may participate at its expense in the Indemnitor’s defense of and settlement negotiations for any Claim with counsel of the Indemnitee’s own selection. The Indemnitor shall not settle any Claim without the prior written consent of the Indemnitee, not to be unreasonably withheld, conditioned or delayed. So long as the Indemnitor is actively defending the Claim in good faith, the Indemnitee shall not settle or compromise any such Claim without the prior written consent of the Indemnitor. If the Indemnitor does not assume and conduct the defense of the Claim as provided above: (a) the Indemnitee may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnitee may deem reasonably appropriate (and the Indemnitee need not consult with, or obtain any consent from, the Indemnitor in connection therewith); and (b) the Indemnitor shall remain responsible to indemnify the Indemnitee as provided in this Article 11.

11.2. Insurance. During the Term, each Party shall maintain such types and amounts of liability insurance (including self-insurance) as is normal and customary in the industry generally for similarly situated parties and adequate to cover its obligations under this Agreement, and Scribe will upon request provide Prevail with a certificate of insurance in that regard, along with any amendments and revisions thereto.

ARTICLE 12

CONFIDENTIALITY

12.1. Confidential Proprietary Information.

12.1.1 Confidential Proprietary Information. In connection with this Agreement, each Party may disclose technical, business or other confidential information, whether prior to, on, or after the Effective Date, including: (a) any unpublished Patents; and (b) any information regarding the scientific, regulatory or business affairs or other activities of either Party (such confidential information, “Confidential Proprietary Information”). Without limiting the foregoing, the terms of this Agreement are the Confidential Proprietary Information of both Parties and shall be treated confidentially by each of the Parties, subject to the exceptions set forth in Section 12.1.4. Without limiting the foregoing, until such time as the applicable information has become available to the public in accordance with this Agreement, Scribe agrees that the collective results of the Research Program (the “Program Results”) are the Confidential Proprietary Information of Prevail, and shall not disclose the Program Results except pursuant to Section 12.1.4.

12.1.2 Restrictions. A Party (the “Receiving Party”) that receives Confidential Proprietary Information from the other Party (the “Disclosing Party”) shall keep all the Disclosing Party’s Confidential Proprietary Information in confidence with the same degree of care with which the Receiving Party holds its own confidential information (but in no event less than a commercially reasonable degree of care). A Receiving Party shall not use the Disclosing Party’s Confidential Proprietary Information except in connection with the performance of its obligations and exercise of its rights under this Agreement.

12.1.3 Exceptions. The obligations of confidentiality and restriction on use of Confidential Proprietary Information under Section 12.1.2 do not apply to any information that the Receiving Party can prove by competent written evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available to the public; (b) is known by the Receiving Party at the time of receiving such information, other than by previous disclosure of the Disclosing Party, or its Affiliates, employees, agents, consultants, or contractors; (c) is hereafter furnished to the Receiving Party without restriction by a Third Party who has no obligation of confidentiality or limitations on use with respect thereto, as a matter of right; or (d) is independently discovered or developed by the Receiving Party without the use of or reference to Confidential Proprietary Information belonging to the Disclosing Party. Specific information shall not be deemed to be within any of the foregoing exclusions merely because it is embraced by more general information falling within those exclusions.

12.1.4 Permitted Disclosures. The Receiving Party may disclose Confidential Proprietary Information belonging to the Disclosing Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(a) made by or on behalf of the Receiving Party to a Patent authority as may be reasonably necessary or useful for purposes of Prosecution and Maintenance of Patents as permitted by this Agreement; provided, that neither Party shall file a patent application that discloses technology that is solely owned by the other Party pursuant to this Agreement without the prior written consent of the owning Party (such consent not to be unreasonably withheld, conditioned or delayed);

(b) made by or on behalf of the Receiving Party to Regulatory Authorities as required in connection with any Regulatory Filings for a product that such Party has a license or right to develop in a given country or jurisdiction;

(c) made by or on behalf of the Receiving Party as may be reasonably necessary for prosecuting or defending litigation as permitted by this Agreement;

(d) made by or on behalf of the Receiving Party for the purpose of complying with a valid order of a court of competent jurisdiction or other Governmental Authority of competent jurisdiction or, if in the opinion of the Receiving Party’s legal counsel, such disclosure is otherwise required by Applicable Law;

(e) made by or on behalf of the Receiving Party where such disclosure is required by a Regulatory Authority (including in filings with the Securities and Exchange Commission or other agency) of certain material developments or material information generated under this Agreement;

(f) made by or on behalf of the Receiving Party as of the Effective Date in response to a valid request by a U.S., state, foreign, provincial, or local tax authority, in which case either Party may disclose, a copy of this Agreement (including any Exhibits, Appendices, ancillary agreements, and amendments hereto);

(g) made by the Receiving Party to its and its Affiliates’ employees, consultants, contractors and agents, and to Sublicensees (in the case of Prevail), in each case on a need-to-know basis (as reasonably determined by the Receiving Party) in connection with the Exploitation of Licensed Products or Terminated Products or Targets (if applicable) in the Field in the Territory, in each case under written obligations of confidentiality and non-use at least as stringent as those herein; and

(h) made to an investor, acquirer or merger partner provided that: (i) such Third Party (or group of Third Parties) and the Receiving Party have executed a bona fide written term sheet, letter of intent, expression of interest or other similar agreement forming the basis for future negotiations, (ii) such Third Party (or group of Third Parties) is bound by an obligation of confidentiality and non-use no less stringent than those contained in this Agreement, (iii) the Receiving Party shall be permitted to disclose only (A) a high level summary of the progress made under this Agreement, and (B) a version of this Agreement which has been redacted to the satisfaction of the other Party (with such assent not to be unreasonably withheld); provided that with respect to a reasonably credible acquirer or merger partner, the Receiving Party may disclose to such potential acquirer or merger partner an unredacted version of this Agreement following a bona fide exchange of a draft of the corresponding purchase or merger agreement, and (iv) to the extent any such Third Party (or, a Third Party included in such group or prospective investors, acquirers or merger partners) is Exploiting a Similar Product or Similar Program, then the terms of Section 15.8.4 shall apply.

If a Party is required to make a disclosure of the other Party’s Confidential Proprietary Information pursuant to Section 12.1.4(c) or Section 12.1.4(d), it shall, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use efforts to secure confidential treatment of such Confidential Proprietary Information at least as diligent as such Party would use to protect its own Confidential Proprietary Information, but in no event less than reasonable efforts. Any information disclosed pursuant to this Section 12.1.4 remains Confidential Proprietary Information and subject to the restrictions set forth in this Agreement, including the foregoing provisions of this Article 12. Notwithstanding anything to the contrary set forth herein, no summary, abstract, compendium, survey, overview, notes or other report delivered by a Party pursuant to an obligation set forth under this Agreement, or otherwise shared between the Parties in connection with discussions of the JSC or its subcommittees, shall be disclosed by a Party to a Third Party without the prior written consent of the other Party.

12.2. Public Domain Information and Residual Knowledge. Nothing in this Agreement shall prevent a Party from using any information that is in the public domain. A Party shall also not be restricted under, and shall not be in breach of, this Agreement from using, within or outside this Agreement and for any purpose, any general knowledge, skill, and expertise acquired by its employees (or its Affiliates’ employees) in their performance of this Agreement

(“Residuals”) solely to the extent such Residuals shall have been retained in the unaided memory (without intentional memorization) of such employees in intangible form and without use by the Party or such employees of tangible copies of any Confidential Proprietary Information of the other Party; provided that this provision will not be deemed in any event to provide any right to infringe, or to grant any license to or under, the intellectual property rights of the other Party or of Third Parties that have licensed or provided materials to the other Party; provided, further, that a Party’s use of such Residuals is on an “as is, where is” basis, with all faults and all representations and warranties disclaimed and at such Party’s sole risk.

12.3. Disclosure of Agreement. Notwithstanding the foregoing, either Party or its Affiliates may disclose the relevant terms of this Agreement: (a) to the extent required or advisable to comply with the rules and regulations promulgated by the U.S. Securities and Exchange Commission or any equivalent governmental agency in any country in the Territory, provided that such Party shall submit a confidential treatment request in connection with such disclosure and shall submit with such confidential treatment request only such redacted form of this Agreement, which redacted form of this Agreement shall be provided to the other Party for review and comment and which comments shall be considered in good faith by the disclosing Party; (b) upon request from a Governmental Authority (such as a tax authority), provided the disclosing Party uses reasonable efforts to ensure the Governmental Authority maintains such terms as confidential; (c) to applicable licensors, to the extent necessary to comply with the terms of any Third Party license agreement, the rights under which are sublicensed to the other Party under this Agreement; and (d) to the extent necessary to perform obligations or exercise rights under this Agreement, to any sublicensee, collaborator or potential sublicensee or potential collaborator of such Party, provided that any sublicensee, collaborator or potential sublicensee or collaborator agree in writing to be bound by obligations of confidentiality and non-use no less protective of the Disclosing Party than those set forth in this Agreement.

12.4. Survival. Each Party’s obligations under this Section 12.4 (other than Section 12.2) shall apply during the Term and continue for seven (7) years thereafter with respect to Confidential Proprietary Information, except for information which is a “trade secret,” for which each Party’s obligations under Section 12.1 shall remain in place as long as the applicable Confidential Proprietary Information retains its status as a trade secret. Section 12.2 shall apply during the Term and shall survive any expiration or termination of this Agreement.

12.5. Publicity. Neither Party shall issue any press release or public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of the other Party, not to be unreasonably withheld, conditioned, or delayed; provided however, that neither Party will be prevented from complying with any duty of disclosure it may have pursuant to Applicable Laws or pursuant to the rules of any recognized stock exchange or quotation system subject to the restrictions set forth in Sections 12.1.4 and 12.3. If either Party desires to issue a press release or other public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof, the issuing Party will provide the other Party with a copy of the proposed press release or public statement. The issuing Party shall provide [*] for the Receiving Party to provide any comments on such proposed press release or public statement. If the reviewing Party provides any comments, the Parties shall consult with one another on such proposed press release or public statement and work in good faith to prepare a mutually acceptable press release or public statement. Each Party may repeat any information relating to this Agreement that has already been publicly disclosed in accordance with this Section 12.5, provided such information continues as of such time to be accurate.

12.6. Publication. Prevail shall be entitled to issue scientific publications and make presentations with respect to the Lead Molecule, Candidate and Licensed Products, and their testing in accordance with Prevail’s internal guidelines without approval by Scribe, and Prevail shall be in control of any publications or scientific presentations regarding the Licensed Products or their testing subject to this Section 12.6. Scribe shall provide [*] for Prevail to review any scientific publications regarding a Lead Molecule, Candidate or Licensed Products and shall not issue without Prevail’s prior written consent.

ARTICLE 13

TERM & TERMINATION

13.1. Term. This Agreement commences on the Effective Date and, unless terminated earlier as provided in this Article 13, shall continue on a Licensed Product-by-Licensed Product basis until the later of (a) expiration of the last Royalty Term in the Territory for such Licensed Product, or (b) expiration of the Cost-Sharing Term (the “Term”). Upon expiration (but not earlier termination) of this Agreement with respect to a given Program and a given country, the licenses granted by Scribe to Prevail under Section 6.1 for all Licensed Products corresponding to such Program in such country shall continue in full force and effect on an exclusive basis and shall become fully paid, royalty-free, perpetual, and irrevocable.

13.2. Termination for Material Breach.

13.2.1 Termination. Either Party may terminate this Agreement upon written notice to the other Party if such other Party materially breaches its obligations under this Agreement and, after receiving written notice from the non-breaching Party identifying such material breach in reasonable detail, fails to cure such material breach within [*] from the date of such notice; provided that if such non-payment related breach is not reasonably capable of cure within such [*] period, the breaching Party may submit, prior to the end of such [*] period, a reasonable plan to cure the breach within an additional [*], in which case the other Party may not terminate this Agreement for so long as the breaching Party is using Commercially Reasonable Efforts to implement such cure plan within such additional [*].

13.2.2 Dispute. If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party in accordance with Section 13.2.1, and such alleged breaching Party provides the other Party notice of such dispute within such [*] period, then the non-breaching Party may not terminate this Agreement under Section 13.2.1 unless and until it has been finally determined pursuant to Article 14 that the alleged breaching Party has materially breached this Agreement and such Party fails to cure such breach within [*] following such court’s decision. During the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

13.2.3 Prevail Option to Continue. In the case where Prevail is entitled to terminate this Agreement in accordance with Section 13.2.1 (and subject to the procedure in Section 13.2.2 in the case of a dispute as to the existence or materiality of a breach) in response to Scribe’s uncured breach of Section 6.1, Section 7.1 (excluding for clarity Section 7.1.1), Section 7.2, Section 7.3, or an intentional disclosure by Scribe of Prevail’s Confidential Information in violation of Section 12.1, Prevail may instead not terminate this Agreement and elect, as Prevail’s sole monetary remedy for such breach, to reduce all current and future amounts owed to Scribe under Article 8 (excluding amounts owed under Section 8.5) with respect to the affected Licensed Products by 50% (without limiting Prevail’s rights with respect to Section 8.4.2 but subject to Section 8.4.2(d)).

13.3. Termination by Prevail.

13.3.1 Partial Termination. Prevail may, at any time in its sole discretion and without cause, terminate this Agreement on a Research Plan-by-Research Plan, Licensed Target-by-Licensed Target or Licensed Product-by-Licensed Product basis upon [*] prior written notice to Scribe.

13.3.2 Entire Agreement. Prevail may, in its sole discretion, terminate this Agreement in its entirety at any time and without cause upon [*] prior written notice to Scribe.

13.4. Termination by Scribe. If Prevail or its Affiliate or Sublicensee directly or indirectly (whether alone, or in concert with or for the benefit of any Third Party) challenges, opposes, seeks to invalidate or render void or unenforceable a Licensed Patent, through a declaratory judgment, or support for a post grant review or inter partes review, or any other similar action or proceeding (except to the extent required by Applicable Law, regulation, court order or bona fide judicial process) then, Scribe may terminate this Agreement in-part solely with respect to such Licensed Patent. Notwithstanding the foregoing, Scribe may not exercise its termination rights under this Section 13.4 if: (a) Prevail or its Affiliate withdraws (or causes to be withdrawn) the applicable challenge within [*] after being requested to do so by Scribe in writing (which notice must be provided to Prevail prior to any exercise of Scribe’s rights under this Section 13.4); or (b) such challenge constitutes a defense or other validity, enforceability, or non-infringement challenge, whether the same action or in any other agency or forum of competent jurisdiction, advanced by Prevail or any of its Affiliates in response to any claim or action brought in the first instance by or on behalf of Scribe or any of its Affiliates with respect to a Licensed Patent.

13.5. Effects of Termination. Upon any termination of this Agreement in its entirety or with respect to a Licensed Target or Licensed Product, the provisions of this Section 13.5 will apply, provided that if this Agreement is terminated only with respect to specified Licensed Targets or Licensed Products (“Terminated Products or Targets”) and not in its entirety, then the following will apply to such Terminated Products or Targets only, and if this Agreement is terminated in its entirety, then all Licensed Targets or Licensed Products will be deemed Terminated Products or Targets.

13.5.1 Termination of Licenses. All licenses for Terminated Products or Targets granted by Scribe under Article 6 (and if applicable, Prevail’s license to Scribe under Section 6.2) and all obligations under Article 7 shall terminate automatically as of the effective date of termination; and the Program Results (other than Program Results specifically related to Prevail’s proprietary delivery technologies) shall thereafter be deemed Scribe’s Confidential Proprietary Information, provided that, if Prevail (or its Affiliates or Sublicensees) has inventory of usable Licensed Product(s) as of the effective date of termination, then Prevail (and its Affiliates and Sublicensees) may continue to sell off such inventory of Licensed Products in the Field in the Territory (and fulfill customer orders therefor, including to Manufacture Licensed Products for customer orders placed prior to the effective date of termination) until the earlier to occur of [*] after the effective date of termination and the date on which Prevail (or its Affiliates or Sublicensees) no longer has such inventory of Licensed Product(s) and shall pay Scribe any applicable payments due based on such sales. Any permitted sublicense granted by Prevail or its Affiliate to a Third Party under the licenses granted to Prevail under this Agreement shall survive the termination of this Agreement. If permitted under such a surviving sublicense, effective upon termination of this Agreement, such sublicense shall become a direct license from Scribe to such Sublicensee, provided, that, if assignment of the sublicense or such conversion of the sublicense to a direct license is not permitted under the applicable sublicense, Prevail shall be entitled to retain its right to payment thereunder and shall remain liable for royalties under Section 8.4.1 of this Agreement with respect to sales by such Sublicensee.

13.5.2 Destruction of Confidential Proprietary Information. Each Receiving Party shall destroy (at the Disclosing Party’s written request) all such Confidential Proprietary Information of the Receiving Party in its possession as of the effective date of expiration or termination (with the exception of one copy of such Confidential Proprietary Information, which may be retained by the legal department of the Receiving Party to confirm compliance with the non-use and non-disclosure provisions of this Agreement), and any Confidential Proprietary Information of the Disclosing Party contained in its laboratory notebooks or databases, provided that each Receiving Party may retain and continue to use such Confidential Proprietary Information of the Disclosing Party to the extent necessary to exercise any surviving rights, licenses or obligations under this Agreement. Notwithstanding the foregoing, a Receiving Party shall not be required to destroy any computer files created during automatic system back up that are subsequently stored securely by it and not readily accessible to its employees, consultants, or others who received the Disclosing Party’s Confidential Proprietary Information under this Agreement.

13.6. Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation or right accruing prior to such expiration or termination. Except as set forth below or elsewhere in this Agreement, the obligations and rights of the Parties under the following provisions of this Agreement shall survive expiration or termination of this Agreement: Section 1, Section 4.3, Section 8.4.4, Section 8.4.5, Section 8.7, Section 8.8, Section 8.9, Section 8.10 (in each case with respect to those Sections referenced in Article 8, solely with respect to amounts accrued or incurred during the Term), Section 8.11, Section 8.12, Sections 9.1 through 9.6 (in each case, solely with respect to IP Generated during the Term), Sections 9.9 through 9.12, Section 9.14, Article 11, Article 12, Section 13.5, Section 13.6, and Article 14.

13.7. Bankruptcy Code. If this Agreement is rejected or disclaimed by a Party as a debtor under Section 365 of the United States Bankruptcy Code or under any similar provisions in the bankruptcy, insolvency, reorganization or debtor relief laws of another jurisdiction (collectively, the “Code”), then, notwithstanding anything else in this Agreement to the contrary, all licenses and rights to licenses granted under or pursuant to this Agreement by the Party in bankruptcy to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code (or similar provision in the bankruptcy laws of the jurisdiction), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code (or similar provision in the bankruptcy laws of another applicable jurisdiction). The Parties agree that a Party that is a licensee of rights under this Agreement shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against a Party under the Code, the other Party shall be entitled to a complete duplicate of, or complete access to (as such other Party deems appropriate), any such intellectual property and all embodiments of such intellectual property, if not already in such other Party’s possession, shall be promptly delivered to such other Party: (a) upon any such commencement of a bankruptcy proceeding upon written request therefor by such other Party, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement; or (b) if not delivered under the foregoing subclause (a), upon the rejection of this Agreement by or on behalf of the bankrupt Party upon written request therefor by the other Party. The foregoing provisions of this Section 13.7 are without prejudice to any rights a Party may have arising under the Code.

ARTICLE 14

GOVERNING LAW; DISPUTE RESOLUTION

14.1. Governing Law. This Agreement is governed by and will be construed in accordance with the laws of the State of New York, without reference to its conflict of laws principles. The United Nations Convention of International Contracts on the Sale of Goods (the Vienna Convention) does not apply to this Agreement.

14.2. Disputes. The Parties recognize that controversies or claims arising out of, relating to, or in connection with this Agreement may arise from time to time. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties shall follow the procedures set forth in this Article 14 to resolve any dispute. If any dispute, claim or controversy of any nature arising out of or relating to this Agreement, including any action or claim based on tort, contract or statute, or concerning the interpretation, effect, termination, validity, performance or breach of this Agreement (each, a “Dispute”), arises between the Parties, either Party may refer the Dispute to executive officers of each Party for resolution [*] of a written request by either Party to the other Party. Each Party, [*] after a Party has received such written request from the other Party to so refer such Dispute, shall notify the other Party in writing of the Executive Officer to whom such Dispute is referred, and such executive officers shall meet and seek to resolve such dispute in good faith (“Escalation”). If, after an additional [*] after the notice of Dispute, such executive officers taking part in such Escalation have not succeeded in negotiating a resolution of the Dispute, and a Party wishes to pursue the matter further, such Party may seek to resolve the Dispute in any federal court having jurisdiction thereof located in New York, New York as further described in Section 14.3.

14.3. Litigation; Equitable Relief. The Federal courts located in New York, New York shall have exclusive jurisdiction over, and shall be the exclusive venue for resolution of, any Dispute not resolved through the informal dispute-resolution procedures described above. If, [*] following a notice by either Party to the other that it does not believe the Dispute can be resolved through the executive officers, neither Party has commenced proceedings seeking to resolve such Dispute in any federal court having jurisdiction, then such Dispute and all related rights, demands, claims, actions, causes of action, suits, proceedings and Losses of every kind and nature shall be deemed to have been irrevocably waived and released, to the fullest extent permitted under Applicable Laws. Either Party may, at any time and without waiving any remedy under this Agreement, seek from any court having jurisdiction any temporary injunctive or provisional relief necessary to protect the rights or property of that Party. Any final judgment resolving a Dispute may be enforced by either Party in any court having appropriate jurisdiction. Notwithstanding the foregoing, any challenge to a Patent (including, without limitation validity, enforceability, or otherwise) may be brought before the U.S. Patent and Trademark Office or similar foreign body.

ARTICLE 15

MISCELLANEOUS

15.1. Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof, including the Confidentiality Agreement. The foregoing may not be interpreted as a waiver of any remedies available to either Party as a result of any breach, prior to the Effective Date, by the other Party of its obligations under the Confidentiality Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

15.2. Limitation of Liability. Neither Party may recover from the other Party any special, incidental, consequential or punitive damages in connection with this Agreement, regardless of any notice of the possibility of such damages; provided, however, that this Section 15.2 shall not be construed to limit either party’s indemnification obligations under Article 11, either party’s liability for breach of its exclusivity obligations under Article 7 or confidentiality obligations under Article 12 or liability of a party for its infringement or misappropriation of any intellectual property rights or for a party’s gross negligence, willful misconduct or fraud.

15.3. Independent Contractors. The relationship between Prevail and Scribe created by this Agreement is solely that of independent contractors. This Agreement does not create any agency, distributorship, employee-employer, partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, nor can either Party assume or create any obligation, representation, warranty, or guarantee, express or implied, on behalf of the other Party.

15.4. Notice. Any notice required or permitted to be given by this Agreement must be in writing, in English. Any and all notices or other communications or deliveries required or permitted to be provided hereunder must be in writing and will be deemed given and effective if: (a) delivered by hand or by overnight courier with tracking capabilities; (b) mailed postage prepaid by first class, registered, or certified mail; or (c) delivered by electronic mail followed by delivery via either of the methods set forth in clauses (a) and (b) of this Section 15.4, in each case, addressed as set forth below unless changed by notice so given:

If to Scribe:	Scribe Therapeutics Inc.
1150 Marina Village Parkway
Alameda, CA 94501
Attn: Chief Executive Officer
Email: [*]

with a copy (which shall not constitute notice) to:

Fenwick & West LLP
801 California Street
Mountain View, CA 94041
Attn: [*]
Email: [*]

If to Prevail:	Prevail Therapeutics, Inc.
430 East 29th Street, Suite 1520
New York, NY 10016
Attn: Chief Executive Officer

With copies (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP 767 Fifth Avenue
New York, NY 10153
Attn: [*]
E-mail: [*]

15.5. Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable, or illegal by a court of competent jurisdiction: (a) such adjudication shall not, to the extent feasible, affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement; (b) this Agreement shall be construed and enforced as if such invalid, unenforceable or illegal provision had never comprised a part hereof; and (c) all remaining portions will remain in full force and effect and shall not be affected by the invalid, unenforceable or illegal provision or by its severance herefrom.

15.6. Non-Use of Names. Scribe shall not use the name, trademark, logo, or physical likeness of Prevail or its respective officers, directors or employees, or any adaptation of any of them, in any advertising, promotional or sales literature, without Prevail’s prior written consent. Scribe shall require its Affiliates to comply with the foregoing. Prevail shall not use the name, trademark, logo, or physical likeness of Scribe or its officers, directors or employees, or any adaptation of any of them, in any advertising, promotional or sales literature, without Scribe’s prior written consent. Prevail shall require its Affiliates and Sublicensees to comply with the foregoing.

15.7. Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment or transfer without the other Party’s consent to: (a) its Affiliate, provided that such Party shall remain primarily liable for any acts or omissions of such Affiliate; or (b) to an Acquirer in connection with a Change of Control, subject to Section 15.8. Any permitted assignee shall, in writing to the non-assigning Party, expressly assume performance of such assigning Party’s rights and obligations. Any permitted assignment is binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 15.7 is null, void and of no legal effect.

15.8. Scribe Change of Control.

15.8.1 Notification of Change of Control. Scribe shall provide Prevail with written notice of any Change of Control of Scribe promptly, but no later than [*], following the earlier of the first public announcement of such Change of Control or the execution of a definitive agreement relating to such Change of Control (if such disclosure is not prohibited under Applicable Law or by the terms of any written agreement between Scribe and any third party), which notice shall describe the nature of the transaction (i.e. whether the transaction is an acquisition of all of Scribe’s equity or assets) and the identity of the Acquirer. For avoidance of doubt, a Change of Control of Scribe shall not in any way limit or alter Prevail’s termination rights in accordance with Section 13.3.

15.8.2 Acquirer Engaged in Similar Program. If Scribe undergoes a Change of Control and, as of the closing date of such Change of Control transaction, such Acquirer is engaged in a Similar Program, then Scribe shall implement (as of the closing of such transaction) and enforce Firewalls for the duration of the Firewall Period.

15.8.3 Covenant Not to Sue With Respect To Acquirer Technology. Following any Change of Control of Scribe to an Acquirer that owns or controls any Patent rights Covering the CasX Editor incorporated into a Licensed Product, Scribe shall cause the Acquirer to refrain from filing an enforcement claim or commencing a suit, action or proceeding based upon an assertion of infringement of any such Patent rights based upon any acts by Prevail or its Affiliates or Sublicensees that constitute an exercise of their rights or their performance under this Agreement. Notwithstanding the foregoing, an Acquirer may continue to pursue a filed action against Prevail or its Affiliate which would otherwise constitute a breach of this Section 15.8.3 provided (a) [*], and (b) [*]. The obligations of this Section 15.8.3 apply with respect to any Acquirer, regardless of whether or not such Acquirer is engaged in a Similar Program as of the closing of such Change of Control transaction. This Section 15.8.3 shall not relieve Prevail of its obligation to continue paying amounts attributable to any Licensed Know-How or Licensed Patents licensed prior to the Change of Control.

15.8.4 Firewalled Programs. Promptly following the first to occur of any of the following events in relation to an Acquirer of Scribe: (a) the effective date of a Change of Control of Scribe to an Acquirer with a Similar Program, or (b) the initiation of a Similar Program by an Acquirer of Scribe (each of (a) and (b) the “Firewall Event”), Scribe shall implement and enforce Firewalls between Scribe’s activities hereunder and the Similar Program for the duration of the applicable Firewall Period.

15.8.5 [*].

15.9. Waivers. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

15.10. Force Majeure. Neither Party shall be responsible to the other for any failure or delay in performing any of its obligations under this Agreement or for other nonperformance hereunder (excluding, in each case, the obligation to make payments when due) if such delay or nonperformance is caused by strike, fire, flood, earthquake, accident, war, act of terrorism, epidemics, pandemics, quarantines, act of God or of the government of any country or of any local government, or by any other cause unavoidable or beyond the control of any Party hereto. In such event, such affected Party shall use Commercially Reasonable Efforts to resume performance of its obligations and will keep the other Party informed of actions related thereto.

15.11. Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections, Appendices or Exhibits mean the particular Articles, Sections, Appendices or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto. In the event of any conflict between the main body of this Agreement and any Exhibit hereto, the main body of this Agreement shall prevail. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation”; (b) the word “day” or “year” means a calendar day or year unless otherwise specified; (c) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement as a whole and not merely to the particular provision in which such words appear; (e) the words “shall” and “will” have interchangeable meanings for purposes of this Agreement; (f) provisions that require that a Party, the Parties or a committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (g) words of any gender include the other gender; (h) words using the singular or plural number also include the plural or singular number, respectively; (i) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; (j) the phrase “non-refundable” shall not prohibit, limit or restrict either Party’s right to obtain damages in connection with a breach of this Agreement; and (k) neither Party shall be deemed to be acting on behalf of the other Party.

15.12. Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which is deemed an original, but all of which together constitute one instrument. This Agreement may be executed and delivered electronically and upon such delivery such electronic signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.

15.13. Expenses. Each Party shall pay its own costs, charges and expenses incurred in connection with the negotiation, preparation and execution of this Agreement.

15.14. Further Assurances. Prevail and Scribe hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all documents and take any action as may be reasonably necessary to carry out the intent and purposes of this Agreement.

15.15. No Third Party Beneficiary Rights. Other than Regents and HHMI, this Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including any Third Party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, except for Prevail Indemnitees and Scribe Indemnitees as expressly provided in Section 11.1 or as otherwise expressly provided for in this Agreement.

15.16. Construction. The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in a favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

15.17. Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive unless explicitly stated to be so, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

15.18. Extension to Affiliates. Except as expressly set forth otherwise in this Agreement, each Party shall have the right to extend the rights and immunities granted in this Agreement to one or more of its Affiliates. All applicable terms and provisions of this Agreement, except this right to extend, shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to the Party extending such rights and immunities. For clarity, Prevail extending the rights and immunities granted hereunder shall remain primarily liable for any acts or omissions of its Affiliates.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date by their duly authorized representatives.

PREVAIL THERAPEUTICS, INC.

By:	/s/ F. Hefti
Name:	Franz Hefti
Title:	CEO

SCRIBE THERAPEUTICS INC.

By:	/s/ Benjamin Oakes
Name:	Benjamin Oakes
Title:	President & Chief Executive Officer

[SIGNATURE PAGE TO RESEARCH AND COLLABORATION AGREEMENT]

Exhibit 1.33(b) – Agreement

[Intentionally omitted]

Exhibit 2.4 - Research Plan

[Intentionally omitted]

Exhibit 2.9.2 -Materials Transfer Record Form

[Intentionally omitted]

Exhibit 10.2.4(a) - Existing Patents

[Intentionally omitted]

Schedule 2.15(a) - Eli Lilly and Company Good Research Practices

[Intentionally omitted]

Schedule 2.15(b) –

Eli Lilly and Company Animal Care and

Use Requirements for Animal Researchers and Suppliers

[Intentionally omitted]

Schedule 8.5.1 - Scribe Cost Reporting

[Intentionally omitted]